UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Yext, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

[•], 2026
Fellow Stockholders:
We are pleased to invite you to attend a Special Meeting of Stockholders of Yext, Inc. (including any adjournment or postponement thereof, the “Special Meeting”) to be held on [•], 2026 at [•] Eastern Time. The Special Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to participate in the virtual meeting at www.virtualshareholdermeeting.com/[•]. Details regarding attending the Special Meeting and the business to be conducted are more fully described in the accompanying Notice of Special Meeting of Stockholders and proxy statement.
The Proxy Statement accompanying this notice describes the items of business that we will vote on in detail.
Your vote is important. Whether or not you plan to attend the Special Meeting, we hope you will vote as soon as possible. A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card or vote by Internet or by phone according to the instructions above and included on the proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Special Meeting regardless of whether you attend the meeting. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
Our Proxy Statement is attached. Financial and other information concerning the Company is contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the Securities and Exchange Commission (“SEC”) on March 10, 2026. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.
Thank you for your ongoing support of and continued interest in Yext.
Sincerely,

Andrew Sheehan
Lead Independent Director

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2026
YEXT, INC.
61 Ninth Avenue
New York, New York 10011
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[•], 2026

Time and Date	[•] Eastern Time on [•], 2026.

Place
The Special Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to participate in the virtual meeting at www.virtualshareholdermeeting.com/[•].

Items of Business	1.	To approve a standalone performance-based stock option award (the “CEO Performance Award”) to Michael Walrath; and

	2.	To approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal No. 1.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Record Date	You are entitled to notice of and to vote at the Special Meeting only if you were a stockholder as of the close of business on November 12, 2026.

Proxy Materials
We have elected to provide access to our proxy materials both by sending you this full proxy statement for our Special Meeting, including a notice and proxy card (the “proxy materials”), and by furnishing the proxy materials to stockholders on the Internet. On or around [•], 2026, we will mail stockholders entitled to vote at the Special Meeting the proxy materials. The proxy materials may also be accessed directly via the Internet at www.proxyvote.com using the control number located on your notice or proxy card.

Voting
Your vote is very important. Whether or not you plan to attend the Special Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided or over the Internet or by telephone. For specific instructions on how to vote your shares, please refer to the section titled “Proxy Statement Questions and Answers” beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. You can revoke a proxy prior to its exercise at the Special Meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,

Ho Shin
General Counsel & Corporate Secretary

Page
Proxy Statement Questions and Answers	1
Compensation Committee Interlocks	5
Compensation of Non-Employee Directors	6
Outside Director Compensation Policy	6
Compensation Discussion and Analysis	8
Summary	8
Executive Compensation Philosophy, Objectives, and Design	9
Compensation-Setting Process	11
Use of Competitive Data	12
Executive Compensation Program Components	13
Tax and Accounting Considerations	20
Compensation Committee Report	20
Executive Compensation	21
Summary Compensation Table	21
Grants of Plan-Based Awards	22
Outstanding Equity Awards	23
Option Exercises and Stock Vested	24
401(k) Plan	24
Pension Benefits	24
Non-Qualified Deferred Compensation	24
CEO Pay Ratio	24
Named Executive Officer Employment Arrangements	25
Potential Payments Upon Termination or Change in Control	26
Indemnification	28
Pay Versus Performance	29
Beneficial Ownership of Shares of Common Stock	33
Proposals Requiring Your Vote - Item 1 – Approval of the CEO Performance Award	35
Proposals Requiring Your Vote - Item 2 – Approval of one or more Adjournments of the Special Meeting, if necessary, to solicit Additional Proxies if there are Insufficient Votes at the time of the Special Meeting to Approve Proposal 1.	44
Transaction of Other Business	45
Appendix A	A-1
Appendix B	B-1

YEXT, INC.
61 Ninth Avenue
NEW YORK, NEW YORK 10011
PROXY STATEMENT QUESTIONS AND ANSWERS
The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully.
Why am I receiving these proxy materials?
You are receiving these proxy materials from us because you were a stockholder of record at the close of business on November 12, 2026 (the “Record Date”). The Board of Directors (the “Board” or “Board of Directors”) of Yext, Inc., a Delaware corporation (“Yext,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at our special meeting of stockholders (as it may be adjourned, continued or postponed from time to time, the “Special Meeting”) which will take place on [•], 2026 at [•] Eastern Time. Proxies are solicited by and on behalf of our Board of Directors.
How do I attend and vote at the Special Meeting?
We have determined that the Special Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to attend the virtual meeting, vote and submit questions electronically during the meeting by visiting the virtual meeting platform at www.virtualshareholdermeeting.com/[•]. Stockholders will need the 16-digit control number included on the proxy card, or in the instructions that accompanied the proxy materials to join the Special Meeting. The meeting will begin promptly at [•] Eastern Time on [•], 2026. We encourage you to access the meeting prior to the start time. If we determine to make any change to the date, time or procedures of our Special Meeting, we will announce such changes in advance on our website investors.yext.com.
What if I have technical difficulties during the meeting or trouble accessing the virtual Special Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.
What is the purpose of the Special Meeting?
For stockholders to vote on the following proposals to:
•	To approve a standalone performance-based stock option award (the “CEO Performance Award”) to Michael Walrath; and
•	To approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal No. 1.
How does the Board of Directors recommend I vote on these proposals?
The Board recommends that you vote:
•	FOR the approval of the CEO Performance Award to Michael Walrath; and
•
FOR the approval of one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal No. 1.

Who is entitled to vote at the Special Meeting?
Holders of Yext common stock at the close of business on the Record Date are entitled to receive the proxy materials, including a proxy card, and to one vote for each share of common stock at the Special Meeting. As of the Record Date, there were [•] shares of common stock outstanding and entitled to vote at the Special Meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with Yext’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” with respect to those shares, and the proxy materials was sent directly to you by the Company. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote by attending the Special Meeting.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the virtual meeting. However, since you are not the stockholder of record, please refer to the proxy materials or other information forwarded by your broker, bank or other nominee to see which voting options are available and instructions and requirements to vote your shares.
How can I vote my shares?
Stockholder of Record. The instructions for accessing proxy materials and voting can be found in the proxy card that you received. In order to access proxy materials and vote, you will need the 16-digit control number provided on the proxy card. There are four ways a stockholder of record can vote:
(1)
By Internet before the Special Meeting: You may vote over the Internet at www.proxyvote.com. You will be asked to provide your 16-digit control number included on the proxy card or in the instructions that accompanied your proxy materials.

(2)
By Internet at the Special Meeting: You may vote during the Special Meeting by joining the meeting at www.virtualshareholdermeeting.com/[•]. To join the meeting, you will be asked to provide your 16-digit control number included on the proxy card or in the instructions that accompanied your proxy materials.

(3)
By Telephone: You may vote over the telephone by calling the toll-free number listed in the proxy materials. You will be asked to provide your 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

(4)	By Mail: You may vote by mailing your proxy card as described in the proxy materials.
In order to be counted, proxies submitted by telephone or Internet before the Special Meeting must be received by 11:59 p.m. Eastern Time on [•], 2026. If you vote by telephone or Internet before the Special Meeting, you do not need to return your proxy card or voting instruction card.
Beneficial Owner of Shares. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may receive the proxy materials or instructions from your broker, bank or other nominee. If you received instructions from your broker, bank or other nominee, you must follow these instructions in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone or Internet voting before the Special Meeting will depend on the voting process of your broker, bank or other nominee. You are also invited to attend the virtual meeting. However, since you are not the stockholder of record, please refer to the proxy materials, proxy card or other information forwarded by your broker, bank or other nominee to see which voting options are available and instructions and requirements to vote your shares.
All shares that have been properly voted and not revoked will be cast as votes at the Special Meeting.
What happens if I decide to attend the Special Meeting, but I have already voted or submitted a proxy covering my shares?
You may still attend the Special Meeting. Please be aware that attendance at the Special Meeting will not, by itself, revoke a proxy.
What can I do if I change my mind after I vote my shares?
If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•	written notice of revocation to the Corporate Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or via the Internet; or
•	voting at the Special Meeting.

If you are a beneficial owner of shares, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions.
What shares can I vote?
You can vote all shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.
Is there a list of stockholders entitled to vote at the Special Meeting?
The names of stockholders of record entitled to vote at the Special Meeting will be available for a period of ten days ending on the day before the Special Meeting and can be examined by any stockholder for any purpose germane to the Special Meeting, between the hours of 9:30 a.m. and 4:30 p.m. Eastern, at our principal executive offices at 61 Ninth Avenue, New York, New York 10011, by contacting the Corporate Secretary of the Company.
How are votes counted? How will abstentions and broker non-votes be treated at the Special Meeting?
Each holder of common stock is entitled to one vote per share of common stock held as of the Record Date on each matter properly brought before the Special Meeting.
Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Generally, a “broker non-vote” occurs on a matter when a broker is not permitted to vote on the matter without voting instructions from the beneficial owner and voting instructions are not given. We do not expect there to be any broker non-votes at the Special Meeting because we believe that both Proposal No. 1 and Proposal No. 2 are considered non-routine matters under applicable rules.
How many shares are required to approve the proposals being voted upon at the Special Meeting?
The presence of the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the Special Meeting, in person or represented by proxy, is necessary to constitute a quorum. Virtual attendance at our Special Meeting constitutes presence in person for purposes of quorum at the meeting. Assuming there is a proper quorum of shares represented at the Special Meeting, the voting requirements for approval of the proposals at the Special Meeting are as follows:
Proposal No. 1: Approval of CEO Performance Award. The approval of the CEO Performance Award requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal. Broker non-votes are not expected to result from this proposal.
Proposal No. 2: Approval of one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal No. 1. The approval of the adjournment of the Special Meeting requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal. Broker non-votes are not expected to result from this proposal.
Could other matters be decided at the Special Meeting?
At the date of this proxy statement, no other matters are proposed to be raised at the Special Meeting other than those referred to in this proxy statement. Pursuant to our Bylaws, only such business shall be conducted at the Special Meeting as shall have been brought before the meeting by or at the direction of the board of directors, chairperson of the board of directors or our chief executive officer.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Our directors, senior executives or employees, acting without special compensation, may also solicit proxies. Proxies may be solicited by personal interview, mail, electronic transmission, facsimile transmission or telephone. We are required to send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.
We have retained Innisfree M&A Incorporated (“Innisfree”), 501 Madison Avenue, 20th Floor, New York, NY 10022, to aid in the solicitation. Pursuant to our agreement with Innisfree, they will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from our shareholders on our behalf in connection with the Special Meeting. For these and related advisory services, we will pay Innisfree [•]. The actual amount finally spent could be higher or lower depending on changing facts and circumstances in connection with this solicitation.
Who will count the vote?
Yext has designated a representative of Broadridge Financial Solutions, Inc. as the Inspector of Election who will tabulate the votes.
How can I find out the results of the voting at the Special Meeting?
We will announce preliminary voting results at the Special Meeting. In addition, we will disclose final voting results on a current report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, we will file an amendment to the Form 8-K to disclose the final results.

COMPENSATION COMMITTEE INTERLOCKS
During fiscal 2026, the members of our compensation committee were Hillary Smith, Jesse Lipson, and Evan Skorpen. Daniel Englander was appointed to our compensation committee on June 10, 2026.
None of the members of our compensation committee is an executive officer or employee of our Company. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.
Mr. Englander, who serves as chairman of our compensation committee, is the founder and Managing Partner of Ursula Capital Partners, an investment management partnership. Ursula Capital Partners served as a financial advisor to Michael Walrath, our Chief Executive Officer and Chairman of our Board of Directors, in connection with his non-binding proposal to acquire all outstanding shares of the Company not already owned by Mr. Walrath that occurred initially in August 2025 and was subsequently abandoned in 2026. Ursula Capital Partners did not receive any fees from this arrangement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The following table sets forth information concerning compensation earned by the non-employee members of our Board of Directors in fiscal 2026. Information concerning the compensation earned by Michael Walrath, our Chief Executive Officer, in fiscal 2026 is set forth in the section titled “Executive Compensation.” Mr. Lipson ceased serving as a member of our Board of Directors on June 10, 2026, following the expiration of his term. Mr. Englander was appointed to our Board of Directors on June 10, 2026, and therefore did not earn any compensation for fiscal 2026.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Mark Davis	56,000	227,629	283,629
Jesse Lipson	43,500	227,629	271,129
Andrew Sheehan	71,500	227,629	299,129
Evan Skorpen	43,500	227,629	271,129
Hillary Smith	61,000	227,629	288,629
Seth Waugh	39,750	227,629	267,379

(1)
Represents the aggregate grant-date fair value of the awards as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. These amounts may not correspond to the actual value that may be received by the independent directors.

(2)
All non-employee directors were granted 27,131 restricted stock units or restricted stock awards on June 11, 2025. All of the shares subject to such awards vested on June 11, 2026, including shares subject to Mr. Lipson’s award which accelerated vesting in full as of the expiration of his term.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at the Board of Directors and committee meetings.
The following table lists all outstanding options, restricted stock and restricted stock unit awards held by our non-employee directors as of January 31, 2026:

Name	Option Awards (#)	Stock Awards (#)
Mark Davis	—	68,798
Jesse Lipson	—	48,965(1)
Andrew Sheehan	—	27,131
Evan Skorpen	—	33,672(2)
Hillary Smith	—	27,131
Seth Waugh	—	33,061(3)

(1)	The amount includes 21,834 vested but deferred restricted stock units.
(2)	The amount includes 6,541 restricted stock awards received in lieu of cash compensation.
(3)	The amount includes 5,930 restricted stock awards received in lieu of cash compensation.
Outside Director Compensation Policy
Members of our Board of Directors who are not employees are eligible for awards pursuant to our Amended and Restated Outside Director Compensation Policy in the form of cash and/or equity, as described below.
Cash Compensation
Each non-employee director is eligible to receive the following annual cash retainers for certain board and/or committee service:
•	$36,000 per year for service as a member of our Board of Directors;
•	$20,000 per year additionally for service as chair of our Board of Directors;

•	$18,000 for service as lead independent director;
•	$20,000 per year additionally for service as chair of the audit committee;
•	$10,000 per year additionally for service as a member of the audit committee (other than chair);
•	$15,000 per year additionally for service as chair of the compensation committee;
•	$7,500 per year additionally for service as a member of the compensation committee (other than chair);
•	$7,500 per year additionally for service as chair of the nominating and corporate governance committee; and
•	$3,750 per year additionally for service as a member of the nominating and corporate governance committee (other than chair).
Cash retainers are paid quarterly in arrears on a pro-rated basis. Our non-employee directors can elect to receive cash compensation in the form of equity awards for the upcoming calendar year. Messrs. Skorpen and Waugh elected that payment of cash retainers for the calendar year ended December 31, 2025 be made in the form of equity awards under our 2016 Equity Incentive Plan (the “2016 Plan”) and therefore received restricted stock or restricted stock units in lieu of cash for their service that vested on March 20, 2026.
Equity Compensation
Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2016 Plan, including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy will be automatic and non-discretionary.
Upon joining our Board of Directors, each newly-elected non-employee director will receive an initial equity award (the “initial award”), under our 2016 Plan with a value of approximately $350,000. This initial award will vest in approximately equal installments annually over a three-year period, subject to continued service through each vesting date. The initial award will be in the form of restricted stock or restricted stock units.
On the date of each annual meeting of stockholders following the effectiveness of our Outside Director Compensation Policy, each non-employee director who is continuing as a director following the applicable meeting will be granted an annual equity award (the “annual award”), under our 2016 Plan with a value of approximately $175,000, provided the non-employee director has served on our Board of Directors for at least the preceding six months. This annual award will vest as to 100% of the shares on the one-year anniversary of the date of grant. A non-employee director may defer the settlement of vested equity awards until his or her separation from our Board of Directors.
Notwithstanding the vesting schedules described above, the vesting of all equity awards granted to a non-employee director, including any award granted outside of our Outside Director Compensation Policy, will vest in full upon a “change in control” (as defined in our 2016 Plan).
Our 2016 Plan contains maximum limits, which were approved by our stockholders, on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future.
Indemnification
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal year 2026 for:
•	Michael Walrath, our Chief Executive Officer;
•	Darryl Bond, our Chief Financial Officer and Chief Administrative Officer; and
•	Ho Shin, our Executive Vice President and General Counsel.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our “named executive officers.”
The Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and design, and the material terms of compensation provided to our named executive officers for fiscal 2026. This section also discusses how and why the compensation committee of the Board of Directors (the “compensation committee”), arrived at specific compensation decisions involving our named executive officers during fiscal 2026.
The Compensation Discussion and Analysis also describes certain compensation action taken after the end of fiscal 2026 that we believe are important to an understanding of the compensation provided to our named executive officers, namely the approval by our Board of Directors, upon the recommendation of the compensation committee, of the CEO Performance Award, which is subject to approval by our stockholders at the Special Meeting. See “—Executive Compensation Program Components—Compensation Action Following Fiscal 2026: CEO Performance Award” below and “Item 1—Approval of the CEO Performance Award.”
Summary
Fiscal 2026 Financial and Business Highlights
Yext empowers businesses to manage their knowledge so they can deliver relevant, actionable answers to consumer questions as well as consistent, accurate and engaging experiences to customers throughout the digital ecosystem. Our digital presence platform (also known as the Answers Platform) lets businesses structure and organize information about their brands in our Knowledge Graph (previously known as Yext Content), which is then delivered across first- and third-party websites and applications through our network of over 200 service and application providers, which we refer to as our Publisher Network. These publishers include among others, Amazon Alexa, Apple, Bing, Facebook, Gemini, Google, OpenAI, and Yelp. Our platform powers all of our key products, including Listings, Reviews, Pages, Search, Social, Relate, and Scout, each with robust analytics capabilities for businesses to easily track performance across customer experiences. It is our mission to empower businesses to easily manage every aspect of their digital presence to make meaningful connections with their customers across every digital touchpoint.
Revenue increased to $446.6 million for the fiscal year ended January 31, 2026 as compared to $421.0 million in the fiscal year ended January 31, 2025, driven entirely by the inclusion of revenue from Hearsay Social, Inc., a digital client engagement platform for financial services (“Hearsay”), which we acquired in August 2024. We continued to be thoughtful with respect to our operating expenses while making investments to deliver products that expand our platform, generate revenue growth and drive sales efficiency. Net income was $37.9 million for the fiscal year ended January 31, 2026, compared to net loss of $27.9 million in the fiscal year ended January 31, 2025. Adjusted EBITDA was $107.3 million for the fiscal year ended January 31, 2026, compared to $67.0 million in the fiscal year ended January 31, 2025. Readers are encouraged to review Appendix A for additional information regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income. We believe we have maintained a strong balance sheet in fiscal 2026 that positions us well in the current economic environment ending fiscal 2026 with cash and cash equivalents of $154.1 million.
We also continued to execute on our strategy. Highlights of Yext’s operational results for fiscal 2026 include:
•
Acquiring Places Scout, an industry-leading local SEO and location intelligence platform, strengthening our ability to provide best-in-class competitive intelligence, benchmarking, and AI-powered insights.

•	Launching Yext Scout, our AI search and competitive intelligence agent, further enhancing our capabilities as a leading digital presence management platform.

•	Securing a $200 million senior secured term loan facility with funds and accounts managed by BlackRock to support growth initiatives and pursue strategic acquisitions.
•	Hosting Investor Day, allowing our executive leadership team to present our vision, strategy, and financial objectives.
•	Announcing Yext Research, an initiative designed as to provide marketers and SEO professionals with insights into how digital visibility is shifting.
•	Being named a 2026 Best Place To Work by Built In.
Executive Compensation Philosophy, Objectives and Design
We strive to maintain sound corporate governance standards in our executive compensation policies and practices. The compensation committee reviewed our fiscal 2026 executive compensation program to evaluate its consistency with our short- and long-term goals given the rapidly evolving and dynamic nature of our business and the market in which we compete for executive talent.
In addition, in fiscal 2026, we maintained the following sound corporate governance policies and practices with respect to our executive compensation program:
What we do
•
We link pay to performance by structuring a substantial amount of total compensation for our named executive officers in the form of variable compensation that aligns the interests of our named executive officers and shareholders in maximizing the shareholder value.

•	Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.
•	Our compensation committee reviews our executive and broad-based compensation strategy annually to align incentives with principles of prudent risk management.
•
Our compensation committee directly engages an independent compensation consultant, Compensia, to provide analysis for the annual executive compensation review and guidance on other executive compensation matters independent of management.

•	Our compensation committee reviews external market data when making compensation decisions and annually reviews our peer groups with its independent compensation consultant.
•
Our compensation committee periodically reviews the external market for qualified independent consultants to ensure that the compensation committee receives the highest quality data, advice and counsel from its independent advisors.

•	We maintain a clawback policy in compliance with Section 10D of the Exchange Act and NYSE listing standards.
What we do not do
•	We do not provide guaranteed minimum annual cash incentive compensation.
•	We provide for single trigger vesting acceleration benefits upon a change of control only to Mr. Walrath, and only if relevant stock price and/or total shareholder return targets are satisfied.
•	We do not provide excessive severance or change of control related benefits.
•	We do not offer golden parachute tax gross-ups to any of our named executive officers or other executive officers.
•
We prohibit our named executive officers, the members of our Board of Directors and other employees from hedging or similar transactions designed to decrease risks associated with holding our equity securities.

Executive Compensation Philosophy and Objectives
We operate in a highly competitive business environment, which is characterized by frequent technological advances and rapidly changing market requirements. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to support our customers’ needs. To achieve these objectives, we require a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.
The market for skilled personnel in the software industry is very competitive. We compete with other companies in our industry globally and other companies in the major metropolitan areas in the United States to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee seeks to develop competitive compensation packages while rewarding named executive officers for performance. At the same time, our compensation committee is sensitive to the need to balance both market competitive and internal equity considerations. We believe compensation should serve to align the interests of named executive officers with the interests of shareholders in maximizing shareholder value. To meet this challenge, we have embraced a compensation philosophy of offering our named executive officers competitive total direct compensation, which is comprised of base salary, short-term cash incentive compensation, and long-term equity awards, in addition to employee benefits and severance and change of control protections. We believe this philosophy allows us to attract, retain, and motivate talented executives who have the skills and abilities needed to drive our desired business results while aligning the incentives of our named executive officers with our stockholders’ interests.
The specific objectives of our executive compensation program are to:
•	Drive the development of a growing business and the achievement of growth objectives;
•	Attract, motivate, reward, and retain highly qualified executives who are critical to our success;
•	Recognize strong individual achievement; and
•	Align incentives of our executives to create long-term value for our stockholders.
Executive Compensation Program Design
Our executive compensation program reflects our stage of development as a growing publicly-traded company. To support our growth objectives and reinforce a strong pay-for-performance culture, the majority of total direct compensation for our named executive officers is variable compensation in the form of cash incentive compensation tied to the achievement of our short-term financial objectives and equity awards tied to the long-term performance of our common stock. We believe these incentives in turn align the interests of our named executive officers with those of our stockholders. Within this overall framework, our compensation committee reviews each component of executive compensation separately and relative to the overall compensation package to determine whether such amounts and mix of components further the objectives of our executive compensation program. Additionally, we designed our executive compensation program to provide competitive total direct compensation. To assess the competitiveness of our total direct compensation, the compensation committee considers the total direct compensation at companies in our compensation peer group at the 50th and 75th percentile; however, the compensation committee does not specifically benchmark the compensation of any individual to a precise percentile within this general percentile range. In establishing target total direct compensation for each of our named executive officers, the compensation committee may also take into account each named executive officer’s prior experience, in terms of former employers and roles at such employers, the prevalence of executives with a comparable level of skill and experience and potential competitors for such executive’s talent. We believe our executive compensation program is appropriate for a company of our size, in our industry, and in our stage of growth. As the Company matures, we will continue to evaluate our executive compensation program and governance practices.
We offer cash compensation in the form of base salaries and annual cash incentive compensation opportunities. Cash incentive compensation is used to create meaningful variation in actual total cash compensation based on differences in business results in a given year. In recent years, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific annual financial objectives that we believe will further our longer-term growth objectives. While discretion may be exercised to increase a named executive officer’s cash incentive compensation based on individual results, cash incentive compensation is largely based on the Company’s financial performance.

Additionally, equity awards serve as a key component of our executive compensation program. Currently, we generally grant restricted stock units to deliver market competitive levels of compensation and to provide executives with value realized over time based on the long-term performance of our common stock as well as our results of operations. We believe that by providing equity awards with multi-year vesting and performance provisions, we incentivize and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, align the interests of our named executive officers with those of our stockholders. In addition, the compensation committee believes that offering meaningful equity ownership with multi-year vesting and performance provisions assists us in retaining our named executive officers.
Finally, we offer executives standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, life and disability insurance and 401(k) plans, and our executives pay the same rates as all other employees.
Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews compensation for our named executive officers annually, generally in the second quarter of the fiscal year. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to the Company if we were required to find a replacement for a named executive officer. Adjustments to a named executive officer’s compensation made in connection with this review generally occur in the second quarter of the fiscal year with adjustments to cash compensation generally effective as of May 1 of the fiscal year and, unless further adjusted by the compensation committee, remaining in effect for the remainder of that fiscal year until May 1 of the subsequent fiscal year.
Compensation-Setting Process
Role of our Compensation Committee
Compensation decisions for our named executive officers are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, approving and determining the compensation of our named executive officers and making recommendations to our Board of Directors and for administering all cash-based and equity-based compensation plans.
Our compensation committee, after consulting with our management team and Compensia, approves our corporate performance objectives, and makes decisions with respect to any base salary and cash incentive compensation adjustments and equity awards for our named executive officers. With respect to our executive bonus plan, our compensation committee determines the applicable performance targets for each corporate performance objective used for the applicable year. Near the end of the fiscal year, our compensation committee establishes the list of peer companies to develop the relevant market for determining executive pay levels and practices in the following fiscal year.
Role of Management
In carrying out its responsibilities, our compensation committee works with members of our management team, including our Chief Executive Officer, Chief People Officer, and General Counsel. Given our other named executive officers work closely with him, our Chief Executive Officer is able to advise on the performance of all our other named executive officers; accordingly he is an actively involved observer of compensation committee meetings. Our Chief People Officer typically coordinates the agenda and leads management’s presentations to the compensation committee. Overall, our management team (together with Compensia) assists our compensation committee by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters as well as information on tax, accounting, legal and regulatory matters relating to executive compensation.
Except with respect to his own compensation, our Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our named executive officers. Our Chief Executive Officer also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation.
While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant
Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.
In fiscal 2026, our compensation committee continued to engage Compensia, a national compensation consulting firm, to advise on our executive and non-employee director compensation strategy and guiding principles, our current executive total compensation levels relative to competitive market practices, our compensation peer group, and potential executive compensation decisions.
Compensia reports directly to our compensation committee and attends meetings of our compensation committee, as requested. Although our compensation committee considers the recommendations of Compensia as to our executive and non-employee director compensation programs, these recommendations are only one factor in our compensation committee’s decision-making process.
In fiscal 2026, Compensia did not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia in fiscal 2026 taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.
Role of Stockholder Input
At our 2026 Annual Meeting, we conducted our stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved the fiscal 2026 compensation of our named executive officers, with approximately 80% support. The compensation committee reviews the voting results of the advisory vote on the compensation of our named executive officers and takes the results into consideration when reviewing and establishing the compensation of our named executive officers in the following fiscal year. Given stockholders’ support for our fiscal 2026 compensation for our named executive officers, the compensation committee continued to evolve our executive compensation program, particularly that of our Chief Executive Officer, and did not otherwise make material changes to our executive compensation program based on stockholder feedback.
Use of Competitive Data
To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we refer to the pay practices of our peer companies as well as industry surveys, including the Radford Global Technology Survey, and where appropriate, a broader set of industry comparable practices.
Competitive Positioning
With the assistance of Compensia, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. The compensation committee reviews our compensation peer group at least annually and adjusts its composition, as necessary, based on changes in both our business and the businesses of the companies in the peer group. For fiscal 2026, the selection criteria for our compensation peer group targeted companies with comparable software as a service business models and business software applications, with annual revenues generally between $200 million and $790 million, and market capitalization generally between approximately $287 million and $2.6 billion.
Our compensation peer group for fiscal 2026 included the following companies:

8x8	Amplitude	BigCommerce Holdings
Consensus Cloud Solutions	Couchbase	Digital Turbine
Domo	E2open Parent Holdings	Fastly
Magnite	N-able	Olo
Progress Software	PubMatic	Semrush Holdings
Sprinklr	Sprout Social

In setting the various elements of compensation for our named executive officers, our compensation committee reviews target total direct compensation (which is comprised of base salary, short-term cash incentive compensation and long-term equity awards vesting in a given calendar year) and the elements thereof for our named executive officers and those of similarly situated executives of our compensation peer group. Compensia provided data at varying percentiles for such compensation, and our compensation committee used these data as market reference points. For certain named executive officers, the data from the peer group may be supplemented with survey information where we believe the peer group alone does not provide sufficient information for similarly situated executives or when we believe the peer information is otherwise not comparable. While our compensation committee reviews compensation information of the peer group and survey information as elements in determining a competitive level of compensation, our compensation committee considers other factors in setting actual compensation, including prior experience, compensation history, potential competitors for such executive’s talent, the overall competitive market for our executives, the alignment between the market-based positions and the actual responsibilities of our executives, each executive’s contributions and performance, internal parity, the scope of each executive’s responsibility, the value of each executive’s unvested equity holdings, our short-and long-term objectives, and prevailing market conditions.
Executive Compensation Program Components
Overview
In fiscal 2026, the key elements of our executive compensation program included base salary, cash incentive compensation, time-based equity compensation, time and performance-based equity compensation, employee benefits, and severance and change of control protections.
In fiscal 2026, consistent with our compensation philosophy, the majority of total direct compensation for our named executive officers was variable compensation in the form of cash incentive compensation tied to the achievement of our short-term financial objectives and equity awards tied to the long-term performance of our common stock and our results of operations. Specifically, our practice of granting restricted stock units, which generally vest over a two to five-year period, promotes multi-year executive retention and long-term enterprise value creation, while cash incentive compensation is directly tied to our annual performance and achievement of short-term objectives. The compensation committee carefully considers the appropriate mix of time- and performance-based awards in setting appropriate equity compensation for our named executive officers based upon the Company’s expected performance and other factors such as market conditions for the applicable fiscal year. For fiscal 2026, the compensation committee determined that awards of both time-based equity and performance-based equity were advisable to ensure compensation would be paid in a predictable manner while also emphasizing desired Company performance.
Base Salary
Base salary is the primary fixed component of our executive compensation program, which we use to compensate our named executive officers for the scope and impact of their job. Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual named executive officer, taking into account position, qualifications, experience, salary expectations, compensation data from surveys of similarly-situated companies in our compensation peer group, and the base salaries of our other executives. Thereafter, our compensation committee reviews the base salaries of each named executive officer annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions, as appropriate.
Our compensation committee reviewed our executive compensation program, including the base salaries of our named executive officers in the second quarter of fiscal 2026. Our compensation committee considered the peer group compensation data provided by Compensia, the recommendations of our CEO (except with respect to his own base salary), as well as other relevant factors, including, among others, the performance and contributions of each of our named executive officers and the heightened competition for experienced leadership in our industry. The base salaries of our named executive officers in fiscal 2026 were as follows:

Named Executive Officer	Fiscal 2026 Salary Rate ($)	Percentage Increase
Michael Walrath(1)	550,000	—%
Darryl Bond	450,000	4.7%
Ho Shin	445,000	2.3%

(1)
Mr. Walrath did not receive a salary in fiscal 2025. On March 12, 2025, the compensation committee of our Board of Directors approved revised cash and equity compensation arrangements for Mr. Walrath, which included an annual base salary of $550,000.

The total base salaries earned by our named executive officers in fiscal 2026 are set forth in the “Summary Compensation Table” below.
Cash Incentive Compensation
We use cash incentive compensation to motivate our named executive officers to achieve our annual financial objectives while making progress towards our longer-term strategic and growth goals. Accordingly, cash incentive compensation is used to create meaningful differences in total cash compensation to reflect differences in business results in a given year. Our executive bonus plan allows our compensation committee to provide cash incentive compensation to employees approved by our compensation committee, including our named executive officers.
Our compensation committee administers our omnibus employee incentive plan (the “Employee Incentive Plan”). Generally in the first or second quarter of each fiscal year, following the Board of Director’s approval of our annual operating plan, our compensation committee adopts an incentive compensation plan for executives for the applicable fiscal year under our Employee Incentive Plan (the “executive bonus plan”). As a part of creating the executive bonus plan, the compensation committee establishes the plan participants, the size of the target cash incentive compensation pool, the performance goals to be used to determine whether to make payouts, the associated target levels for each performance goal, and the potential payouts based on actual performance for the fiscal year. The compensation committee in its sole discretion may determine the performance goals (if any) applicable to any award or portion of an award, which may include the attainment of one or more financial, operational, or business objectives. The performance goals may be consistent across all Employee Incentive Plan participants or differ from participant to participant and from award to award.
Generally, in the second quarter of each fiscal year, our compensation committee establishes target annual cash incentive compensation opportunities for each named executive officer. Adjustments to a named executive officer’s compensation made in connection with this review is generally effective as of May 1 of the fiscal year and, unless further adjusted by the compensation committee, remains in effect for the remainder of that fiscal year until May 1 of the subsequent fiscal year. The target annual cash incentive compensation opportunities for each named executive officer for any fiscal year is subject to the terms of the executive bonus plan for that fiscal year as described in the paragraph above.
Achievement of performance goals and the amount of the cash incentive compensation to be awarded to each named executive officer are determined by our compensation committee after the end of the applicable performance period based on our actual performance relative to the performance goals. As the administrator of our Employee Incentive Plan, the compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the incentive pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers. Our Board of Directors and our compensation committee in their sole discretion have the authority to amend, suspend or terminate our Employee Incentive Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.
Actual awards are paid in cash only after performance goals have been achieved and require continued employment through the last day of the performance period and the date the actual award is paid. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than within the timeline set forth in our Employee Incentive Plan.
Our compensation committee reviewed our executive compensation program, including the target annual cash incentive compensation opportunities for our named executive officers in the second quarter of fiscal 2026. The target annual cash incentive compensation opportunities under our executive bonus plan for our named executive officers during the fiscal year ended January 31, 2026, were as follows:

Named Executive Officer	Fiscal 2026 Executive Bonus Plan Target Award Opportunity ($)
Michael Walrath	550,000
Darryl Bond	325,000
Ho Shin	205,000

Fiscal 2026 Executive Bonus Plan
In considering the relevant performance goals for the named executive officers the compensation committee seeks to encourage an efficient level of revenue growth and profitability that are aligned with the interests of the Company’s stockholders. The compensation committee determines the target levels for each of these performance goals in consultation with management after taking into consideration our performance for the current and immediately preceding fiscal year. To that end, with respect to the executive bonus plan for fiscal 2026 (the “Fiscal 2026 Executive Bonus Plan”), the compensation committee established fiscal 2026 total revenue of $452.0 million and Adjusted EBITDA of $104.0 million as the relevant performance goals, which were weighted 50% and 50%, respectively. Readers are encouraged to review Appendix A for additional information regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income. While the compensation committee regularly reviewed our executive compensation program in fiscal 2026 and the expected payouts under the program, the compensation committee did not adjust the performance goals for our Fiscal 2026 Executive Bonus Plan, despite the impact of foreign exchange rates and other macro-economic factors on our business. These performance objectives should not be interpreted as a prediction of how the Company will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of annual cash incentive compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.
A named executive officer’s cash incentive compensation, if any, is computed using a payout percentage, based on the weighted average of the achievement percentages for each performance goal, applied to the named executive officer’s target annual cash incentive compensation opportunity. First, an achievement percentage for each performance goal is computed based upon the Company’s actual performance relative to the performance goals established by the compensation committee. Each achievement percentage is then subject to a multiplier. If actual total revenues for the performance period exceeds or falls below the performance goal established by the compensation committee for such performance period, each 0.1% achievement above or below the performance goal increases or reduces the revenue achievement percentage by 1.0%, respectively. However, if actual total revenues does not equal or exceed 95% of the revenue performance goal, then the achievement percentage for total revenue would be reduced to zero. If actual Adjusted EBITDA exceeds or falls below the performance goal established by the compensation committee for such performance period, each 0.1% achievement above or below the performance goal increases or reduces the Adjusted EBITDA achievement percentage by 0.2%, respectively. Additionally, if actual Adjusted EBITDA is less than 100% of the Adjusted EBITDA performance goal, then the achievement percentage for total Adjusted EBITDA is capped at 90%.
After the achievement percentage for each performance goal has been computed as described above, the percentages are weighted according to the weightings the compensation committee ascribed to each performance goal to determine the payout percentage. Furthermore, if the weighted average of the total revenue and Adjusted EBITDA achievement percentages, without regard to the respective multipliers, is less than 50%, no cash incentive compensation will be paid. In addition, each named executive officers’ cash incentive compensation is subject to a maximum payout equal to 150% of the named executive officer’s target annual cash incentive compensation opportunity, and the compensation committee reserved discretion to reduce the bonus payout percentage.
The Fiscal 2026 Executive Bonus Plan allows for the discretion of the compensation committee to adjust a named executive officer’s cash incentive compensation based on individual results, performance and contributions during the performance period and other factors, and actual cash incentive compensation paid to the named executive officers is predominantly based on the Company’s performance relative to the performance goals established by the compensation committee.
For fiscal 2026, total revenue was $446.6 million and Adjusted EBITDA was $107.3 million, and the resulting payout percentages were calculated as follows:

Performance Goal	Performance Goal Weighting	Percentage of Target Achievement	Percentage of Target Payout
Total Revenue	50%	98.80%	46.40%
Adjusted EBITDA	50%	103.22%	56.43%
Payout Percentage			102.83%

In addition, in connection with the adoption of the Fiscal 2026 Executive Bonus Plan, the compensation committee established a separate pool of discretionary cash incentive compensation. Senior executives that participate in the Fiscal 2026 Executive Bonus Plan including the named executive officers other than our Chief Executive Officer are eligible for discretionary cash incentive compensation upon the recommendation of our Chief Executive Officer and approval by our compensation committee. The discretionary cash incentive compensation pool would only be funded up to a maximum of ten percent of the total cash incentive compensation pool, if the weighted average of the total revenue and Adjusted EBITDA achievement percentages, without regard to the respective multipliers, exceeded 50%.
Accordingly, the cash incentive compensation payable to the named executive officers under the Fiscal 2026 Executive Bonus Plan was:

Named Executive Officer	Fiscal 2026 Executive Bonus Plan Cash Incentive Compensation Payable ($)
Michael Walrath	503,608
Darryl Bond	327,944
Ho Shin	208,304

Equity Awards
We grant equity awards with multi-year vesting provisions to incentivize and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our named executive officers with those of our stockholders. Since the completion of our initial public offering, our equity awards have generally been made in the form of restricted stock units, or RSU, awards that are settled in shares of our common stock. Equity awards are generally subject to vesting over a two to five-year period based on continued employment, with awards generally subject to vesting in equal quarterly increments. We believe the time-based vesting requirement of our long-term equity incentive awards promotes retention by providing an incentive for our named executive officers to remain in our employment throughout the vesting period.
The size of the equity awards that we grant to our named executive officers in connection with their hire is determined through arm’s-length negotiation, taking into account such factors as the named executive officer’s prospective role and responsibilities, the named executive officer’s expected cash compensation, the equity award’s potential incentive and retention value, survey data on the size of new-hire awards provided by similar companies to similarly-situated employees, and prevailing market conditions. On a periodic basis, most often annually, we also grant equity awards to our named executive officers as additional incentive to continue service with us or to recognize exceptional corporate and individual performance.
Fiscal 2026 Equity Awards
At the start of fiscal 2026, the compensation committee reviewed our Chief Executive Officer’s compensation since he started in the role in fiscal 2023. Given Mr. Walrath’s compensation opportunities had historically been in the form of performance-based equity compensation with no cash compensation, his realized pay from fiscal 2023 through fiscal 2025 was zero while his reported grant value in the proxy statement compensation tables reflected an average of approximately $6.3 million in average compensation over each of those three fiscal years. In light of that disparity, the compensation committee desired to provide him compensation, equally balanced between time and performance at the targeted level with ability for upside for achievement in goals over which management had direct control. Further, the time horizon for the fiscal 2026 equity awards to our Chief Executive Officer was intentionally determined to be a shorter period of two years to recognize Mr. Walrath’s contributions and performance to date as well as the lack of realized value from earlier grants to date.
With these considerations in mind, on March 12, 2025, the compensation committee approved the grant of 625,000 time-based RSUs to Mr. Walrath. One-eighth of the shares subject to these RSU awards vested on June 20, 2025 and vest quarterly thereafter on each of September 20, December 20, March 20, and June 20, subject to Mr. Walrath’s continued service to us on each such vesting date. On March 12, 2025, the compensation committee also approved the grant of 625,000 performance-based restricted stock units, or PSUs, to Mr. Walrath. Mr. Walrath’s PSUs will be eligible to vest based upon achievement of a combination of performance as measured using a measurement in growth of our reported annual recurring revenue, or ARR, and a “Rule of 40” summation of the percentage growth in our reported ARR and Adjusted EBITDA Margins over two performance periods, one for fiscal year 2026 and one for fiscal year 2027. 50% of the total target PSUs will be eligible to be earned in each performance period, and the maximum number of PSUs that may become eligible to vest in connection with achievement in excess of the target will be no more than 250% of the target number of PSUs. The PSUs that become eligible to vest with respect to a performance period will vest on March 20 following the end of that performance period, subject to Mr. Walrath’s continued service through that date. The grant of RSUs and PSUs are intended to supplement Mr. Walrath’s existing grants and incentivize and retain Mr. Walrath in his capacity as our Chief Executive Officer.
In fiscal 2026, the compensation committee reviewed market data and analysis of the named executive officers’ (other than our Chief Executive Officer’s) unvested equity awards in the second quarter of the fiscal year. On June 5, 2025, our compensation committee approved the grant of annual time-based RSU awards to Messrs. Bond and Shin covering 300,000 and 185,000 shares, respectively, in accordance with our historical practices. One-eighth of shares subject to these RSU awards vested on March 20, 2026 and vest quarterly thereafter on each of June 20, September 20, December 20, and March 20, subject to Mr. Bond’s or Mr. Shin’s continued service to us on each such vesting date.
On June 5, 2025, our compensation committee also approved the grant of PSUs to Messrs. Bond and Shin, covering 60,000 and 40,000 shares, respectively. These PSUs are eligible to vest on the same terms and schedule as Mr. Walrath’s PSU grant that was issued on March 12, 2025.
To determine the size of the fiscal 2026 RSU and PSU awards to our named executive officers, the compensation committee considered many factors such as the competitiveness of the equity awards based on market data provided by the compensation committee’s consultant, including the market 50th and 75th percentile; the economic value of the named executive officer’s unvested equity awards and the ability of this equity to satisfy our retention objectives; the named executive officer’s performance, contributions, responsibilities, and experience; the equity award recommendations of our Chief Executive Officer (except with respect to his awards); and the alignment of each named executive officer’s interest with those of shareholders in maximizing shareholder value. To assess the competitiveness of the proposed equity award, as one relevant factor in the analysis, the compensation committee reviewed each named executive officer’s intended total direct compensation on an annual basis over a multi-year period, which includes the projected value of current and proposed equity awards vesting in each year, applying a share price growth assumption to those awards.
The vesting of all equity awards granted to our named executive officers in fiscal 2026 may be accelerated upon the termination of their employment under certain circumstances, as described under “Executive Compensation—Named Executive Officer Employment Arrangements” and “—Potential Payments upon Termination or Change in Control”. See “Executive Compensation—Summary Compensation Table” and “—Grants of Plan-Based Awards” for further details about these awards.
Equity Granting Practices
We do not grant equity awards on a predetermined schedule, but typically approve equity awards either at regularly scheduled meetings of our board of directors or during an open trading window. We have not granted, nor do we intend to grant, stock options in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and, we have not taken, nor do we intend to take, material nonpublic information into account when determining the terms of stock options. Similarly, we have not timed, nor do we intend to time, the release of material, nonpublic information for the purpose of affecting the value of executive compensation or for any other purpose.
Previously Granted Performance-Based Equity Awards Earned in Fiscal 2026
Michael Walrath 2024 TSR Award
On January 12, 2024, the compensation committee approved the grant of 1,250,000 PSUs at target level achievement under the 2016 Plan to Michael Walrath. A target number of 1,250,000 PSUs will become eligible to vest in up to two installments based on the total shareholder return of the Company (“Company TSR”) during each of the following performance periods (each, a “Performance Period”) relative to the total shareholder return of companies in the S&P Software and Services Select Index (the “Indexed Companies”): (i) December 19, 2023 to

March 31, 2025 (“Performance Period One”); and (ii) December 19, 2023 to March 31, 2026 (“Performance Period Two”). The starting Company TSR for both the Company and the Indexed Companies shall be calculated based on the respective 30-trading day average closing price ending with December 19, 2023, and the ending Company TSR was calculated based on the respective 30-trading day average closing price ending with the last trading day of the applicable Performance Period. The total number of PSUs that will be eligible to vest range from 0% to 200% (the “Achievement Percentage”) of the target number of PSUs. One half of the PSUs will be eligible to vest as a result of performance for each of Performance Period One and Performance Period Two. The Achievement Percentage of the target number of PSUs that may vest are (i) 0% if Company TSR ranks below the 40th percentile of the Indexed Companies, (ii) 50% if Company TSR ranks at or above the 40th percentile but below the 60th percentile of the Indexed Companies, (iii) 100% if Company TSR ranks at the 60th percentile of the Indexed Companies, and (iv) 200% if Company TSR ranks at the 75th percentile of the Indexed Companies. If Company TSR ranks between these percentile thresholds, the Achievement Percentage of the target number of PSUs that may vest is determined using linear interpolation.
Performance Period One completed during fiscal 2026. The Company’s TSR for Performance Period One was 1.79% resulting in the Company achieving in approximately the 45th percentile of Indexed Companies and a 62.7% payout multiplier for Performance Period One. Thus, Mr. Walrath earned 391,875 shares in fiscal 2026 for Performance Period One (62.7% of 625,000).
Performance Period Two completed on March 31, 2026, following the end of fiscal 2026. The Company’s TSR for Performance Period Two was -17.63% resulting in the Company achieving in approximately the 56th percentile of Indexed Companies and a 90.63% payout multiplier for Performance Period Two. Thus, Mr. Walrath earned 566,437 shares in fiscal 2027 for Performance Period Two (90.63% of 625,000).
Rule of 40 Grants
As described above, half of the Rule of 40 grants to Messrs. Walrath, Bond and Shin were eligible to vest based on performance goals for fiscal 2026. For fiscal 2026, the target for 100% achievement was a combination of percentage growth in reported ARR and Adjusted EBITDA Margins equal to 23. Maximum 150% achievement was a score of 28. The Company’s achieved percentage growth of: (i) ARR of 0.36% and (ii) Adjusted EBITDA Margin of 24.03% resulting in a score of 24.39. In addition to achievement based the score, the actual payout is multiplied upward or downward based on ARR growth with no multiplier occurring at 0% ARR growth and up to an additional 100% payout for ARR growth of 10%. Based on the score of 24.39 and ARR growth of 0.36%, our named executive officers achieved 117.46% payout for fiscal 2026. Thus, for the Rule of 40 grants for fiscal 2026, (i) Mr. Walrath earned 367,062 shares, (ii) Mr. Bond earned 35,238 shares, and (iii) Mr. Shin earned 23,492 shares.
Compensation Action Following Fiscal 2026: CEO Performance Award
On October 11, 2026, following the end of fiscal 2026, our Board of Directors (with Mr. Walrath abstaining), upon the recommendation of the compensation committee, approved the grant to Mr. Walrath of a performance-based nonstatutory stock option to purchase up to 11,000,000 shares of our common stock (the “CEO Performance Award”), subject to stockholder approval. The CEO Performance Award has an exercise price of $7.00 per share and becomes eligible for exercise (“earned”) in 14 tranches only if our stock price achieves sustained target prices ranging from $21.00 to $88.08 per share within specified performance periods, subject to Mr. Walrath’s continued service as our Chief Executive Officer. If approved, the CEO Performance Award is currently intended to serve as sufficient equity compensation for Mr. Walrath for the ten-year period following the date of grant. The CEO Performance Award is also subject to specified treatment in the event of a change in control or qualified termination of Mr. Walrath’s service as Chief Executive Officer.
The CEO Performance Award is consistent with the compensation committee’s historical practice of delivering a substantial portion of Mr. Walrath’s long-term compensation in the form of performance-based equity awards, including the PSUs granted to Mr. Walrath in March 2022, January 2024, March 2025 and April 2026. Mr. Walrath’s outstanding equity awards will remain outstanding in accordance with their terms and are not affected by the CEO Performance Award.
The CEO Performance Award is described further below in “Item 1—Approval of the CEO Performance Award.” The CEO Performance Award was not awarded to, earned by or paid to Mr. Walrath in fiscal 2026 and, accordingly, is not reflected in the “Summary Compensation Table” or the other compensation tables below, which present information for fiscal 2026.

Severance and Change of Control
Our Board of Directors has adopted a change of control and severance policy, which applies to our named executive officers other than our Chief Executive Officer. The material terms of this policy and the change of control provisions in our equity incentive plans are set forth in “Executive Compensation—Potential Payments upon Termination or Change in Control” below.
Other Compensation and Benefits
We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. See “Executive Compensation—401(k) Plan” below.
Participation in the 2017 Employee Stock Purchase Plan (“ESPP”) is available to all named executive officers on the same basis as our other U.S. employees. However, any named executive officers who would become 5% stockholders as a result of their participation in the ESPP or who hold rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year that the offering cycle is in effect, are ineligible to participate in the ESPP in excess of such accrued amount. Under the ESPP, participants may purchase the Company’s common stock through payroll deductions, up to a maximum of 15% of their eligible compensation, subject to a maximum of 10,000 shares of common stock during a purchase period. A new offering period will commence on the first trading day on or after March 15th and September 15th each year, or on such other date as the administrator will determine and will end on the first trading day, approximately six months later, on or after September 15th and March 15th, respectively. The number of shares participants may purchase is variable, as participants may purchase as many shares as the full amount of their withholdings will permit, based on the purchase price. Unless changed by the administrator, the purchase price for each share of common stock purchased under the ESPP will be 85% of the lower of the fair market value per share on the first trading day of the applicable offering period or the fair market value per share on the last trading day of the applicable offering period.
Our named executive officers are also entitled to participate in the employee benefit plans that are available to our U.S.-based, full-time employees, on the same terms and conditions as such other employees participate. These benefit plans include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; and life insurance, which are generally consistent with those offered by companies that we compete with for employees.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities by our directors, officers, employees and agents that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. A copy of our insider trading policy is filed with our Annual Report on Form 10-K. In addition, with regard to the Company’s trading in its own securities, it is our policy to comply with the federal securities laws and the applicable NYSE listing standards.
Prohibition on Hedging and Pledging Transactions
Our insider trading policy prohibits our named executive officers from engaging in the following activities with respect to our common stock: short sales, trading in derivative securities, hedging transactions, pledging stock as collateral, or holding stock in a margin account.
Clawback Policy
We adopted a clawback policy in 2023 pursuant to Rule 10D-1 of the Exchange Act. Under our clawback policy, our compensation committee, the independent members of our Board of Directors, or another committee of the Board of Directors made up of independent members of the Board of Directors may seek to recover cash or equity compensation, or severance or termination payments, paid to an executive officer or certain other direct reports to our CEO in the three completed fiscal years immediately preceding an accounting restatement as a result of material non-compliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the amount of our federal income tax deductions for compensation paid to our Chief Executive Officer and certain of our most highly-compensated executive officers in any taxable year to $1 million per person. Beginning on or after January 1, 2027, the American Rescue Plan Act of 2021 will further expand the applicability of Section 162(m) to include the next five highest paid corporate officers.
Our compensation committee has not adopted a policy that requires that all compensation paid to our named executive officers be fully deductible. Our compensation committee is aware of the benefit of being able to fully deduct the compensation paid to our named executive officers, but our compensation committee intends to continue to compensate our named executive officers consistent with the best interests of our Company and our stockholders even if such compensation is not fully deductible because our compensation committee believes that we must retain the flexibility to compensate our named executive officers in a manner that best promotes our business objectives.
“Parachute Payments” and Deferred Compensation
Certain service providers may be subject to an excise tax under Section 4999 of the Internal Revenue Code if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and we, or a successor, may forfeit a deduction on the amounts subject to this excise tax under Section 280G of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”) imposes significant additional taxes on a service provider if the service provider receives “deferred compensation” that does not meet the requirements of Section 409A.
We do not provide (and did not have any agreements or obligations to provide) any of our named executive officers with a “gross-up” payment or other reimbursement for any excise tax liability that he might owe under Section 4999 or for any additional tax that he might owe under Section 409A.
Accounting Considerations
Authoritative accounting guidance on stock compensation requires measurement of the compensation expense for all share-based awards made to employees (such as our named executive officers) and directors based on the grant date “fair value” of the awards. Even though our named executive officers and directors may never realize any value from their equity awards, these values have been calculated for accounting purposes and reported in the tables below. This guidance also requires us to recognize the compensation cost of share-based awards in our income statements over the period that the named executive officer or director is required to continue service with us in order to vest in the equity award.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the compensation committee of our Board of Directors:
Daniel Englander (Chair)
Hillary Smith
Evan Skorpen
This report of the compensation committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Yext under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Yext specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers in fiscal 2026.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Walrath Chief Executive Officer	2026	482,308	—	7,675,000	503,608	33,057(5)	8,693,973
	2025	—	500,000	—	—	39,845	539,845
	2024	—	—	7,587,500	—	9,069	7,596,569
Darryl Bond Chief Financial Officer	2026	444,770	—	3,168,000	327,944	29,589(6)	3,970,303
	2025	426,136	—	2,557,020	286,341	29,694	3,299,191
	2024	409,808	—	767,600	299,406	35,408	1,512,222
Ho Shin General Counsel	2026	442,385	—	1,980,000	208,304	35,032(7)	2,665,721
	2025	431,135	—	1,769,660	186,122	34,560	2,421,477
	2024	420,001	—	262,150	205,896	41,066	929,113

(1)
For fiscal year 2025, this consists of a one-time discretionary bonus for Mr. Walrath. For additional information regarding this bonus, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Walrath Cash Bonus” in the proxy statement for the Company’s 2025 annual meeting of stockholders filed with the SEC on April 28, 2025.

(2)
The amounts in this column represent the aggregate grant-date fair value of the award as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. These amounts may not correspond to the actual value that may be received by the named executive officers.

(3)
The amounts reported represent the target amounts achieved in the applicable fiscal year under our executive bonus plan. For additional information regarding our executive bonus plan, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation.”

(4)
The amounts include premiums paid for participation in our employee welfare benefits plan. For fiscal years 2024 and 2025, these amounts include 100% of the premiums paid for participation in our employee welfare benefits plan through June 30, 2024 for Messrs. Bond and Shin and through January 1, 2025 for Mr. Walrath. We do not fully pay premiums for any employees.

(5)	Consists of $33,057 of premiums paid for participation in our employee welfare benefits plan.
(6)	Consists of $1,438 of 401(k) matching contributions and $28,151 of premiums paid for participation in our employee welfare benefits plan.
(7)	Consists of $2,800 of 401(k) matching contributions and $32,232 of premiums paid for participation in our employee welfare benefits plan.

Grants of Plan-Based Awards
The following table provides information regarding grants of incentive plan-based awards made to each of our named executive officers during fiscal 2026. Each of these types of awards is discussed in “Compensation Discussion and Analysis” above.

	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Target ($)(1)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Michael Walrath	—	550,000	825,000	—	—	—	—	—
	3/12/2025	—	—	—	—	—	625,000(4)	3,837,500
	3/12/2025	—	—	—	625,000	1,562,500	—(5)	3,837,500
Darryl Bond	—	325,000	487,500	—	—	—	—	—
	6/5/2025	—	—	—	—	—	300,000(6)	2,640,000
	6/5/2025	—	—	—	60,000	150,000	—(5)	528,000
Ho Shin	—	205,000	307,500	—	—	—	—	—
	6/5/2025	—	—	—	—	—	185,000(6)	1,628,000
	6/5/2025	—	—	—	40,000	100,000	—(5)	352,000

(1)
The amounts in this column represents the annualized target cash incentive compensation opportunities for fiscal 2026 under the Employee Incentive Plan. The cash incentive compensation granted to a named executive officer is based on the achievement of certain performance goals established by the compensation committee. If minimum performance goals established by the compensation committee are not achieved, no cash incentive compensation will be paid. See “Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation” for additional information regarding performance goals and the computation of cash incentive compensation.

(2)
The amounts in this column represent the maximum target cash incentive compensation opportunities under the Fiscal 2026 Executive Bonus Plan provided certain conditions have been satisfied. See “Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation”.

(3)
The amounts in this column represent the aggregate grant-date fair value of the award as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. These amounts may not correspond to the actual value that may be received by the named executive officers.

(4)
Represents time-based RSUs granted under our 2016 Plan. One-eighth of shares subject to award vested on June 20, 2025 and vests quarterly thereafter on each of September 20, December 20, March 20, and June 20, until the award is fully vested on March 20, 2027, subject to the executive’s continued service on each such date.

(5)
Represents PSUs granted under our 2016 Plan. The PSUs will be eligible to vest based upon achievement of a combination of performance as measured using a measurement in growth of the Company’s reported ARR and a “Rule of 40” summation of the percentage growth in the Company’s reported ARR and Adjusted EBITDA Margins over two performance periods, one for fiscal year 2026 and one for fiscal year 2027. 50% of the total target PSUs will be eligible to be earned in each performance period, and the maximum number of PSUs that may become eligible to vest in connection with achievement in excess of the target will be no more than 250% of the target number of PSUs. The PSUs that become eligible to vest with respect to a performance period will vest on March 20 following the end of that performance period, subject to the executive’s continued service through that date. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “—Potential Payments Upon Termination or Change in Control” below.

(6)
Represents time-based RSUs granted under our 2016 Plan. One-eighth of shares subject to award vested on March 20, 2026 and vests quarterly thereafter on each of June 20, September 20, December 20, and March 20, until the award is fully vested on December 20, 2027, subject to the executive’s continued service on each such date. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “—Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 31, 2026.
The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table below. In each case vesting is subject to the named executive officer’s continued service on the applicable vesting date. For information regarding applicable vesting acceleration provisions, see “—Potential Payments Upon Termination or Change in Control.”

		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)
Michael Walrath	3/12/2025(2)	—	—	—	—	625,000	4,475,000
	3/12/2025(3)	—	—	—	—	390,625	2,796,875
	1/12/2024(4)	—	—	—	—	625,000	4,475,000
	3/8/2022(5)	—	—	—	—	2,000,000	14,320,000
Darryl Bond	6/5/2025(6)	—	—	—	—	300,000	2,148,000
	6/5/2025(2)	—	—	—	—	60,000	429,600
	5/31/2023(7)	—	—	—	—	20,625	147,675
	5/31/2023(8)	—	—	—	—	35,000	250,600
	3/8/2022(7)	—	—	—	—	37,500	268,500
	12/15/2016(9)	28,000	—	7.18	12/15/2026	—	—
Ho Shin	6/5/2025(6)	—	—	—	—	185,000	1,324,600
	6/5/2025(2)	—	—	—	—	40,000	286,400
	5/31/2023(8)	—	—	—	—	35,000	250,600
	6/28/2022(7)	—	—	—	—	28,125	201,375
	9/9/2016(9)	192,587	—	6.58	9/9/2026	—	—

(1)	The market value of unvested restricted stock units is based on the closing price of the Company’s common stock on January 30, 2026 of $7.16 per share.
(2)
The PSUs will be eligible to vest based upon achievement of a combination of performance as measured using a measurement in growth of the Company’s reported ARR and a “Rule of 40” summation of the percentage growth in the Company’s reported ARR and Adjusted EBITDA Margins over two performance periods, one for fiscal year 2026 and one for fiscal year 2027. 50% of the total target PSUs will be eligible to be earned in each performance period, and the maximum number of PSUs that may become eligible to vest in connection with achievement in excess of the target will be no more than 250% of the target number of PSUs. The PSUs that become eligible to vest with respect to a performance period will vest on March 20 following the end of that performance period, subject to the executive’s continued service through that date.

(3)
One-eighth of shares subject to award vested on June 20, 2025 and vests quarterly thereafter on each of September 20, December 20, March 20, and June 20, until the award is fully vested on March 20, 2027, subject to the executive’s continued service on each such date

(4)
The PSUs are eligible to vest in up to two installments based upon target level achievement of the Company’s total shareholder return, as further described in the section titled “Compensation Discussion and Analysis—Executive Compensation Program Components—Executive Team Adjustments—Walrath Performance Award” in the proxy statement for the Company’s 2024 annual meeting of stockholders filed with the SEC on April 30, 2024 (the “2024 Proxy Statement”). For the first performance period, 391,875 PSUs vested on June 20, 2025 based on performance of 62.70% of 625,000 target PSUs, and 233,125 PSUs were forfeited. As of January 31, 2026, 625,000 target PSUs remain eligible to vest.

(5)	The PSUs are subject to a stand-alone PSU agreement. The PSUs become eligible to vest based upon achievement of certain stock price targets.
(6)
One-eighth of shares subject to award vested on March 20, 2026 and vests quarterly thereafter on each of June 20, September 20, December 20, and March 20, until the award is fully vested on December 20, 2027, subject to the executive’s continued service on each such date.

(7)	One-sixteenth of shares subject to award vests on each of March 20, June 20, September 20 and December 20, beginning on the first such date in the fiscal quarter following the grant date.
(8)
All shares subject to award vest based upon achievement of certain stock price targets and quarterly vesting on each of September 20, 2023, December 20, 2023, and March 20, 2024, subject to the executive’s continued service on each such date, as further described in the section titled “Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Awards” in the 2024 Proxy Statement.

(9)
Shares subject to the option are fully vested. One-fourth of the shares subject to the option vested ten months to one year after the grant date, and one thirty-sixth of the remaining shares subject to the option vested monthly thereafter.

Option Exercises and Stock Vested
The following table presents, for each named executive officer, the shares of our common stock that were acquired upon the exercise of stock options or vesting of RSUs and the related value realized during fiscal 2026.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Michael Walrath	—	$—	626,250	$5,136,663
Darryl Bond	15,000	$54,750	561,500	$4,533,399
Ho Shin	—	$—	334,500	$2,704,747

(1)
The value realized on exercise is pre-tax and represents the difference between the fair market value of the common stock underlying the options on the date of exercise and the applicable exercise price.

(2)
The value realized on vesting is pre-tax and is determined by multiplying the closing market price per share of our common stock on the business day prior to vesting date by the number of shares that vested.

401(k) Plan
We maintain a tax-qualified retirement plan, or the 401(k) Plan, that provides eligible employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) Plan on the date they meet the 401(k) Plan’s eligibility requirements. All participants’ interests in their deferrals are 100% vested when contributed. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to our employees until they are distributed from the 401(k) Plan, and any contributions we make are deductible by us when they are made. On January 1, 2019, we began making matching contributions to eligible participants. We currently match 25% of eligible contributions made to the 401(k) Plan by our employees up to a maximum of approximately $1,400 per fiscal year. Such matching contributions vest 50% after one year of service and are fully vested after two years of service.
Pension Benefits
We do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
Non-Qualified Deferred Compensation
We do not maintain any non-qualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. For fiscal 2026:
•	As disclosed in the “Summary Compensation Table” above, the annual total compensation of our Chief Executive Officer for fiscal 2026 was $8,693,973; and
•	the annual total compensation of our median employee for fiscal 2026 was approximately $182,038.
Based on this information, for fiscal 2026, the ratio of our Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all our employees was approximately 48:1.
We identified the median employee based on examination of compensation data for all employees other than our Chief Executive Officer as of November 1, 2025 (the “determination date”). First, in determining our employee population, we considered the individuals, excluding our Chief Executive Officer, who were employed by us and our consolidated subsidiaries on the determination date based on our payroll records. Further, we did not exclude any non-U.S. employees under the de minimis exception set forth in Item 402(u) of Regulation S-K. To identify our median employee, we chose to use as our consistently applied compensation measure annual base salary (including annual target commissions for sales employees) and the grant date fair value of equity awards, in each case, for the 12-month period preceding the determination date. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the average applicable exchange rates in effect on the determination date. Consistent with fiscal 2025, our compensation measure for fiscal 2026 was annual base pay and commissions. We did not make any cost-of-living adjustments. Once we applied our consistently applied compensation measure, we omitted anyone from being the median employee if they had not served for one full calendar year; we did not think a person who had served less than one year would have representative compensation as a median employee. Once we identified our median employee, we then calculated the annual total compensation for this individual consistent with the methodology used to calculate the annual total compensation for our Chief Executive Officer in the “Summary Compensation Table” above in accordance with the applicable rules and regulations of the SEC.
This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s rules and regulations, based on our records and the methodology described above. The SEC’s rules and regulations for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies and to use reasonable estimates and assumptions based on their own facts and circumstances. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different estimates, assumptions, and methodologies in calculating their own pay ratios.
Named Executive Officer Employment Arrangements
We have entered into a confirmatory employment letter with each of our named executive officers. The confirmatory employment letters have no specific term and provide that each named executive officer is an at-will employee. The confirmatory employment letters also set forth the named executive officer’s initial base salary, initial annual target incentive payment and eligibility for the Company’s customary benefit plans, subject to the terms and conditions of such plans and programs. Each named executive officer is eligible for severance and change of control-related benefits as described under “—Potential Payments Upon Termination or Change in Control— Change of Control and Severance Policy.”
Michael Walrath Letter Amendment
On January 12, 2024, the Company entered into a letter amendment agreement with Michael Walrath. The letter amendment agreement provides that if the Company terminates Mr. Walrath’s employment other than for cause, death or disability, as such terms are defined in our Change of Control and Severance Policy (the “Policy”), other than during the period from 60 days prior to until twelve months following a change of control, as defined in the Policy, Mr. Walrath will be eligible to receive the following severance benefits, less applicable tax withholdings: $250,000 payable in equal installments over 6 months; a $500,000 lump sum cash amount prorated based on the number of days the named executive officer was actually employed during the fiscal year in which the termination of employment occurred; and payment or reimbursement of continued health coverage for Mr. Walrath and his dependents under COBRA for a period of up to twelve months. To receive the severance benefits upon a qualifying termination, Mr. Walrath must sign and not revoke the Company’s standard separation agreement and release of claims within the timeframe set forth in the letter amendment agreement and must continue to adhere to his non-competition, non-disclosure, and invention assignment agreement.
Revised Chief Executive Officer Compensation
On March 12, 2025, the compensation committee of our Board of Directors approved revised cash and equity compensation arrangements for Michael Walrath, our Chief Executive Officer and Chairman of the Board of Directors. The cash compensation arrangements consist of (i) an annual base salary of $550,000 and (ii) a target annual cash incentive compensation of 100% of Mr. Walrath’s salary. Prior to these arrangements, Mr. Walrath did not receive a cash salary from the Company. The equity compensation arrangements consist of (i) an award of 625,000 RSUs, and (ii) an award of 625,000 PSUs, each pursuant to the 2016 Plan (for further information regarding these equity awards, “Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Awards” above). In the case of a change of control, the greater of the target number of PSUs or the number of PSUs that would be eligible to vest based on pro-rated performance prior to the change of control with respect to each performance period not completed as of such time will become eligible to vest, and will vest on the scheduled vesting date, subject to Mr. Walrath’s continued service. Notwithstanding any service-based vesting terms, if Mr. Walrath’s employment is terminated as a result of his death or disability, a termination of Mr. Walrath’s employment by the Company other than for cause, or, following a change in control, a termination of Mr. Walrath’s employment by Mr. Walrath for good reason, Mr. Walrath will be eligible for acceleration of 100% of the then-unvested RSUs and 100% of the greater of the target number of PSUs or the number of PSUs that would be eligible to vest based on pro-rated performance prior to the termination with respect to each performance period not completed as of such time.
Potential Payments upon Termination or Change in Control
Change of Control and Severance Policy
Our Board of Directors adopted the Policy, which applies to each of our named executive officers other than Mr. Walrath. The Policy has a term of three years generally and automatically renews for additional one year terms, unless we provide notice of non-renewal at least 60 days prior to the date of the automatic renewal. Under the Policy, if we terminate a named executive officer’s employment other than for cause, death or disability or the named executive officer resigns for good reason, as such terms are defined in the Policy, during the period from 60 days prior to until twelve months following a change of control, as defined in the Policy, with such period being referred to as the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings:
•	100% of the named executive officer’s then outstanding and unvested time based equity awards will become vested and exercisable;
•	a lump sum cash amount equal to six months of the named executive officer’s base salary;
•
a lump sum cash amount equal to (x) 100% of the named executive officer’s target annual bonus plus (y) the named executive officer’s target annual bonus as in effect for the fiscal year in which the named executive officer’s termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and

•	payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to six months.
Further, under the Policy, if we terminate a named executive officer’s employment other than for cause, death or disability or such named executive officer resigns for good reason any time other than during the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings: 15% of the named executive officer’s then-outstanding and unvested time-based equity awards will become vested and exercisable; continued payments of base salary for six months; a lump sum cash amount equal to the named executive officer’s target annual bonus as in effect for the fiscal year in which the named executive officer’s termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to six months. To receive the severance benefits upon a qualifying termination, either in connection with or not in connection with a change of control, a named executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Policy and must continue to adhere to the named executive officer’s non-competition, non-disclosure, and invention assignment agreement.
If any of the payments provided for under the Policy or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.
Walrath Severance Benefits
Mr. Walrath is eligible for severance and change of control related benefits as described above under “—Named Executive Officer Employment Arrangements—Michael Walrath Letter Amendment” and “—Named Executive Officer Employment Arrangements—Revised Chief Executive Officer Compensation”.

Named Executive Officer PSUs
On June 5, 2025, the compensation committee of our Board of Directors approved the grant of PSUs to Messrs. Bond and Shin, pursuant to the 2016 Plan (for further information regarding these equity awards, “Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Awards” above). In the case of a change of control, the greater of the target number of PSUs or the number of PSUs that would be eligible to vest based on pro-rated performance prior to the change of control with respect to each performance period not completed as of such time will become eligible to vest, and will vest on the scheduled vesting date, subject to the named executive officer’s continued service. If, within the Change of Control Period (as defined in the Policy), the named executive officer’s employment is terminated as a result of his death or disability, the Company terminates the named executive officer’s employment other than for cause, or the named executive officer terminates his employment for Good Reason (as such terms are defined in the Policy), all the PSUs eligible to vest will become immediately vested.
The following table reflects the potential payments and benefits to which our named executive officers would be entitled under the Policy, their awards of PSUs, and in the case of Mr. Walrath, under his letter amendment agreement, assuming that both a change in control if applicable and termination of employment occurred on January 31, 2026.

	Qualified Termination during Change of Control Period(1)				Qualified Termination outside of Change of Control Period(1)
Name	Cash Severance ($)	Continued Benefits ($)	Equity Acceleration ($)(2)	Total ($)	Cash Severance ($)	Continued Benefits ($)	Equity Acceleration ($)(2)	Total ($)
Michael Walrath(3)(4)(5)	—	—	14,566,573	14,566,573	750,000	48,410	14,566,573	15,364,983
Darryl Bond(5)	875,000	21,130	3,031,279	3,927,409	550,000	21,130	384,626	955,756
Ho Shin(5)	632,500	24,205	1,525,975	2,182,680	427,500	24,205	228,896	680,601

(1)	A “qualified termination” and “change of control period” have the meanings set forth in the Policy as summarized above under “—Change of Control and Severance Policy.”
(2)	Based on the closing price of a share of common stock on January 30, 2026.
(3)
In the event that stock price targets related to Mr. Walrath’s 2022 award of PSUs are satisfied in connection with a change of control, the applicable service-based vesting requirement will be accelerated. Based on the closing price of a share of common stock on January 30, 2026, no stock price targets would be satisfied. In the event the Company TSR targets related to Mr. Walrath’s 2024 award of PSUs are met in the shortened performance period resulting from a change in control or Mr. Walrath’s death or disability or termination by the Company without cause during an applicable performance period, the shares earned will vest immediately. Based on the Company TSR for the relevant period ending on January 31, 2026, a payout at 154.28% of the TSR targets for the second performance period would be achieved. Performance Period Two subsequently ended on March 31, 2026, with actual achievement of [•]% of the TSR targets, as described above under “Compensation Discussion and Analysis.”

(4)
Mr. Walrath is entitled to cash severance and continued health coverage benefits in the event his employment is terminated by the Company other than for “cause,” death or “disability,” as such terms are defined in the Policy as summarized above under “—Change of Control and Severance Policy.”

(5)
In the event of a change of control or a qualified termination during the change of control period (or, in the case of Mr. Walrath, termination due to death, disability, or by the Company without cause during an applicable performance period), the greater of the target number of PSUs or the number of PSUs that would be eligible to vest based on pro-rated performance prior to the change of control with respect to each performance period not completed as of such time will become eligible to vest. Based on the Company’s reported ARR and “Rule of 40” achievement for the first performance period ending on January 31, 2026, a payout at approximately 117.46% of the relevant target number of PSUs would be achieved.

Equity Incentive Plans
2016 Equity Incentive Plan. Our 2016 Plan, provides that in the event of a merger or change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
If an outside director’s awards are assumed or substituted for in a merger or change in control and the service of such outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.
2008 Equity Incentive Plan. Our 2008 Equity Incentive Plan, or 2008 Plan, provides that in the event of a change in control, as defined under the 2008 Plan, the administrator may, in its sole and absolute discretion and without the need for the consent of any participant, take one or more of the following actions: accelerate the vesting of all outstanding options, in whole or in part, cause any or all outstanding restricted stock or restricted stock units to become non-forfeitable, in whole or in part, provide for the substitution of awards, redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of a share on the date of the change in control, cancel any option in exchange for cash and/or other substitute consideration with a value equal to the number of shares subject to the option multiplied by the difference between the fair market value per share on the date of the change in control and the exercise price of that option (provided that if the fair market value is not greater than the exercise price, the option may be cancelled without any payment therefor), or cancel any restricted stock unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value per share on the date of the change in control.
Indemnification
We have entered into an indemnification agreement with each of our directors and named executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and named executive officers to the fullest extent permitted by Delaware law.

PAY VERSUS PERFORMANCE
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made with respect to fiscal 2026 are described above under “Compensation Discussion and Analysis.”
The following table provides information regarding compensation actually paid to Michael Walrath, our principal executive officer, and Howard Lerman, our former principal executive officer (each, a “PEO”) and other named executive officers for each fiscal year ended from January 31, 2022 to January 31, 2026, compared to our total shareholder return (“TSR”) from January 31, 2021 through the end of each such year, and our net income (loss) and revenue for each such year.

Fiscal Year (a)	Summary Compensation Table Total for First PEO (b)(1)(3)	Compensation Actually Paid to First PEO (c)(1)(4)	Summary Compensation Table Total for Second PEO (b)(2)(3)	Compensation Actually Paid to Second PEO (c)(2)(4)	Average Summary Compensation Table Total for Non-PEO NEOs (d)(5)	Average Compensation Actually Paid to Non-PEO NEOs (e)(6)	Total Shareholder Return (f)(7)	Peer Group Total Shareholder Return (g)(8)	Net Income (Loss) (Millions) (h)(9)	Revenue (Millions) (h)(10)
2026	$—	$—	$8,693,973	$15,624,144	$3,318,012	$3,486,954	$42	$257	$38	$447
2025	$—	$—	$539,845	$(1,812,218)	$2,860,334	$2,978,511	$39	$198	$(28)	$421
2024	$—	$—	$7,596,569	$6,519,882	$1,310,794	$799,041	$35	$151	$(3)	$404
2023	$116,767	$(4,320,252)	$11,442,362	$11,093,689	$2,485,357	$1,618,305	$41	$97	$(66)	$401
2022	$6,947,016	$1,802,610	$—	$—	$3,102,688	$314,916	$48	$125	$(93)	$391

(1)	Our first PEO, Howard Lerman, was our PEO for part of fiscal year 2023 until March 25, 2022.
(2)	Our second PEO, Michael Walrath, has been our PEO since March 25, 2022.
(3)	Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.
(4)
Compensation Actually Paid (“CAP”) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP for fiscal 2026, the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table (“SCT”):

	PEO	Average of Non-PEO NEOs
Summary Compensation Table Total(a)	$8,693,973	$3,318,012
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(b)	$(7,675,000)	$(2,574,000)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(c)	$7,163,683	$2,085,645
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(c)	$3,893,975	$9,927
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(c)	$1,964,844	$—
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	$1,582,669	$647,370
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	$—	$—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—
Compensation Actually Paid	$15,624,144	$3,486,954

(a)
We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.

(b)	The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for fiscal 2026.
(c)
In accordance with the requirements of Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards to our named executive officers were re-measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way we have historically determined fair value. The fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, and risk-free interest rates) that are generally consistent with those used to estimate fair value at the grant date under U.S. GAAP. See “Stock-based Compensation” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for additional details.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for fiscal 2026.

2026
Restricted Stock Units
Stock Price ($)	6.33 — 8.81
Performance Share Units
TSR Realized Performance (Percentile)	>60th Percentile
Volatility	23.12% — 54.43%
Risk Free Interest Rate	3.54% — 3.87%

(5)
This figure is the average of the total compensation paid to our named executive officers, other than our PEO as shown in our Summary Compensation Table. The names of the non-PEO named executive officers for fiscal year 2026 are listed in the table below.

2026
Darryl Bond
Ho Shin

(6)
This figure is the average of compensation actually paid for our named executive officers other than our PEO. Compensation actually paid does not mean that these named executive officers were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules as shown in the table in note (4) above, with the indicated figures showing an average of such figure for all named executive officers other than our PEO.

(7)
Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported above and reinvesting all dividends until the last day of each reported fiscal year.

(8)
The peer group used is the NASDAQ Computer Index, as used in the Company’s performance graph in our Annual Report on Form 10-K. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported above until the last day of each reported fiscal year.

(9)	The dollar amounts reported are the Company’s net income (loss) reflected in the Company’s audited financial statements.
(10)
In the Company’s assessment, revenue in accordance with U.S. GAAP is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income (loss)) used by the Company in fiscal year 2026 to link compensation actually paid to performance.

Tabular List of Performance Measures
The list below includes the financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our named executive officers, for fiscal year 2026, to company performance. These performance measures are included in the below list because our named executive officers’ compensation is linked to these financial performance measures.

Tabular List
Revenue
Adjusted EBITDA(a)
Annual Recurring Revenue(a)

(a)	See Appendix A for a discussion of Adjusted EBITDA and Annual Recurring Revenue (ARR).

Description of Relationships Between Compensation Actually Paid and Performance
In accordance with the requirements of Item 402(v) of Regulation S-K, we are providing the following charts to describe the relationships between information presented in the Pay Versus Performance table.
Compensation Actually Paid Versus TSR

Compensation Actually Paid Versus Net Income (Loss)

Compensation Actually Paid Versus Revenue

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2026 for:
•	each beneficial owner of 5% or more of the outstanding shares of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.
This table is based on information provided to us or filed with the SEC by our directors, named executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2026 or issuable pursuant to deferred stock units or restricted stock units that are subject to vesting and settlement conditions expected to occur within 60 days of September 30, 2026 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 98,953,904 shares of common stock outstanding as of September 30, 2026.
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Yext, Inc. 61 Ninth Avenue, New York, New York 10011.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Directors and Named Executive Officers:
Michael Walrath(1)	4,067,636	4.1%
Darryl Bond(2)	803,570	*
Ho Shin	300,790	*
Mark Davis(3)	89,631	*
Daniel Englander	141,190	*
Cynthia Paul(4)(9)	19,015,087	19.2%
Andrew Sheehan(5)	1,910,166	1.9%
Evan Skorpen	159,575	*
Hillary Smith(6)	110,218	*
Seth Waugh	319,411	*
All executive officers and directors (10 persons)	26,917,274	27.2%
Five Percent Stockholders:
Entities and individuals affiliated with Lead Edge Capital(7)	7,843,296	7.9%
Entities and individuals affiliated with BlackRock, Inc.(8)	8,435,752	8.5%
Entities and individuals affiliated with Lynrock Lake(9)	19,015,087	19.2%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 64,987 shares held by trusts of which Mr. Walrath’s spouse is the trustee and/or the beneficiaries are certain family members of Mr. Walrath.
(2)	Includes 28,000 shares subject to options that are immediately exercisable or exercisable within 60 days of September 30, 2026.
(3)	Includes 20,834 shares of restricted stock.
(4)
Cynthia Paul, a member of our board of directors, is the Chief Investment Officer of Lynrock Lake LP, the investment manager of Lynrock Lake Master Fund LP (“Lynrock Lake Master”), and Sole Member of Lynrock Lake Partners LLC, the general partner of Lynrock Lake LP, and may be deemed to exercise voting and investment power over the shares held by Lynrock Lake Master. The address of the foregoing entities is c/o Lynrock Lake LP 2 International Drive, Suite 130, Rye Brook, New York 10573.

(5)
Includes (a) 447,048 shares held by Tippet Venture Partners, L.P., a limited partnership of which Mr. Sheehan is the managing director of its general partner, (b) 1,000,000 shares held by Tippet Venture Partners II, L.P., a limited partnership of which Mr. Sheehan is the managing director of its general partner, and (c) 306,744 shares held by a trust of which Mr. Sheehan is a trustee. The address of these beneficial owners is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304-1005.

(6)	Includes 3,500 shares held by a trust of which Ms. Smith is trustee as of September 30, 2026.

(7)
Based on a Schedule 13D/A filed with the SEC on March 25, 2026, funds managed by Lead Edge Capital Management, LLC (“Lead Edge Capital”), may be deemed to beneficially own and have the sole power to vote or direct the vote of 7,843,296 shares and the sole power to dispose or to direct the disposition of 7,843,296 shares. The address for these beneficial owners is 96 Spring Street, 5th Floor, New York, NY 10012.

(8)
Based on a Schedule 13G/A filed with the SEC on July 16, 2025, BlackRock, Inc. and certain of its subsidiaries may be deemed to beneficially own and have the sole power to vote or direct the vote of 8,264,810 shares and the sole power to dispose or to direct the disposition of 8,435,752 shares. The address for these beneficial owners is 50 Hudson Yards, New York, NY 10001.

(9)
Based on a Schedule 13D filed with the SEC on July 9, 2026, Lynrock Lake Master directly held 19,015,087 shares. Lynrock Lake LP is the investment manager of Lynrock Lake Master, and pursuant to an investment management agreement, Lynrock Lake LP has been delegated full voting and investment power over securities of the Company held by Lynrock Lake Master. Cynthia Paul, the Chief Investment Officer of Lynrock Lake LP and Sole Member of Lynrock Lake Partners LLC, the general partner of Lynrock Lake LP, may be deemed to exercise the sole power to vote or direct the vote of 19,015,087 shares and the sole power to dispose or to direct the disposition of 19,015,087 shares. The address for these beneficial owners is 2 International Drive, Suite 130, Rye Brook, NY 10573.

ITEM 1 — Approval of the CEO Performance Award
We are asking our stockholders to approve a standalone performance-based stock option award (the “CEO Performance Award”) to Michael Walrath, which was approved by the Board, upon the recommendation of the Compensation Committee, on October 11, 2026, subject to stockholder approval at the special meeting of the stockholders of Yext (the “Special Meeting”). The CEO Performance Award was granted outside of our 2016 Equity Incentive Plan, as amended and restated (the “2016 Plan”). Under its terms, the CEO Performance Award was granted subject to approval by our stockholders within 12 months following the date of grant. No portion of the CEO Performance Award may be exercised before stockholder approval is obtained, and if stockholder approval is not obtained, the CEO Performance Award will be forfeited in its entirety. The full text of the CEO Performance Award is attached to this proxy statement as Appendix B.
The Compensation Committee’s primary objective in designing the CEO Performance Award is to reward Mr. Walrath only for continued and valuable service as CEO of the Company that results in significant and sustained stockholder value creation. There are four main reasons why the Board recommends that stockholders approve the CEO Performance Award. The CEO Performance Award:
•	Further aligns Mr. Walrath’s long-term incentives with those of the Company’s other stockholders.
•	Necessitates significant and sustained stock price performance in order for Mr. Walrath to receive any value. No portion of the CEO Performance Award vests based solely on the passage of time.
•	Necessitates continued service as Chief Executive Officer after stock price milestones are achieved (strong retentive value)
•
Is intended to serve as sufficient equity compensation for Mr. Walrath for the 10-year period following the grant date, providing continuity of leadership and visibility into our future executive compensation practices without the need for additional or periodic equity award grants. If the Board exercises its discretion to provide additional equity compensation to Mr. Walrath prior to the 10th anniversary of the grant date, then such equity compensation will be subject to stock price vesting hurdles in excess of the target price for tranche 14 of the CEO Performance Award, which is $88.08 per share.

CEO Performance Award Overview
The CEO Performance Award consists of a grant of a nonstatutory stock option to purchase up to 11,000,000 shares of the Company’s common stock, carrying a term of ten years and an exercise price of $7.00 per share, which is a premium to the $6.93 closing price of the Company’s common stock on October 9, 2026, the last trading day before the date of grant.
No portion of the CEO Performance Award vests based on the passage of time alone. Instead, the shares subject to the CEO Performance Award are divided into 14 tranches. Each tranche will become eligible for exercise (or “earned”) only if the Company’s stock price achieves a specified target price during the applicable performance period, subject to Mr. Walrath’s continued service as CEO through the date of achievement, except in the case of certain qualifying terminations as further described below. The target prices and number of shares subject to each tranche are as follows:

Tranche	Target Price	Number of Shares	Performance Period
1	$21.00	750,000	5 years
2	$23.45	250,000	7 years
3	$26.18	750,000	7 years
4	$29.24	250,000	7 years
5	$32.64	1,000,000	7 years
6	$36.45	1,000,000	7 years
7	$40.70	1,000,000	10 years
8	$45.45	1,000,000	10 years
9	$50.75	1,000,000	10 years
10	$56.66	1,000,000	10 years
11	$63.27	1,000,000	10 years
12	$70.65	1,000,000	10 years
13	$78.88	500,000	10 years
14	$88.08	500,000	10 years

The target price for the first tranche must be achieved within five years following the date of grant, the target prices for tranches two through six must be achieved within seven years following the date of grant, and the target prices for tranches seven through fourteen must be achieved within ten years following the date of grant.
A target price is achieved only if both of the following conditions are met during the applicable performance period, subject to Mr. Walrath’s continued service as CEO through the Achievement Date (as defined below): (i) the average closing price of the Company’s common stock must equal or exceed the target price over 180 consecutive calendar days, and (ii) the average closing price must also equal or exceed the target price over 30 consecutive calendar days within the period beginning 30 days before the end of such 180-day period and ending three years thereafter. Any shares that are not earned by the end of the applicable performance period are forfeited and if no target price is achieved, Mr. Walrath will not receive any value from the CEO Performance Award.
Earned shares are further subject to a service-based retention requirement. Earned shares in tranches one through eight will be released from the retention requirement in three equal installments on each of the first three anniversaries of the Achievement Date, and earned shares in tranches nine through fourteen will be released in three equal installments every six months following the Achievement Date. In each case, release is subject to Mr. Walrath’s continued service as CEO through the applicable release date. Regardless of the foregoing retention schedules, any earned shares that would otherwise remain subject to the retention requirement will be released on the date that is 30 days before the expiration date of the CEO Performance Award. Each earned share will remain exercisable until the earlier of (x) the 5th anniversary of the date it was earned and (y) the expiration date of the CEO Performance Award (subject to certain extension as further described below). Mr. Walrath may exercise earned shares before they are released from the retention requirement, but any such exercised earned shares will be subject to repurchase by the Company at the exercise price until released if Mr. Walrath resigns as CEO (other than for good reason or by reason of death or disability) or is terminated as CEO for cause. Upon such a termination, any unexercised earned shares that remain subject to the retention requirement will be forfeited. The target price tranches and the retention requirements applicable to the CEO Performance Award are intended to reward Mr. Walrath only for continued and valuable service as CEO of the Company that results in sustained stockholder value creation.
If the CEO Performance Award is approved by the stockholders, the CEO Performance Award is currently intended to serve as sufficient equity compensation for Mr. Walrath for the 10-year period following the grant date. If the Board exercises its discretion to provide additional equity compensation to Mr. Walrath prior to the 10th anniversary of the grant date, then such equity compensation will be subject to stock price vesting hurdles in excess of the target price for tranche 14 of the CEO Performance Award, which is $88.08 per share.
CEO Performance Award Details
Below is an overview of the CEO Performance Award. This summary is qualified by reference to the full text of the CEO Performance Award, which is attached as Appendix B.

Award Term	Details
Date of Grant	October 11, 2026
Total Size
11,000,000 shares (the maximum number of shares that may be earned under the CEO Performance Award), which represent approximately 9% of the Company’s total shares outstanding on a fully diluted basis as of the Date of Grant

Equity Type	Nonstatutory stock option granted outside of the 2016 Plan
Exercise Price	$7.00 per share (total $77,000,000)
Term/Expiration Date	October 10, 2036 (10 years from the Date of Grant)
Performance Requirement
Shares subject to the CEO Performance Award are divided into 14 tranches (as set forth above). Each tranche will become eligible for exercise (or “earned”) only if both of the following conditions are satisfied during the applicable performance period (as set forth above), in each case subject to Mr. Walrath’s continued service as CEO through the date the conditions are satisfied (the “Achievement Date”): (i) the average closing price of the Company’s common stock equals or exceeds the applicable target price over 180 consecutive calendar days, and (ii) the average closing price also equals or exceeds the target price over 30 consecutive calendar days

Award Term	Details

during the period beginning 30 days before the end of that 180-day period and ending three years after it. The Board, upon consultation with a third-party equity accounting specialist as needed, will certify achievement of a tranche in writing within ten business days after the Achievement Date, and the certification is ministerial and effective as of the Achievement Date. Shares that are not earned by the end of the applicable performance period are forfeited for no consideration.

Earned shares remain subject to the Retention Requirement as described below, except as described under the “Death or Disability,” “Qualifying Termination,” and “Change in Control” sections below.

Exercise Period
Each earned share with respect to any tranche will remain exercisable only through the earlier of (i) the 5th anniversary of the date on which such share became an earned share (which date will be extended, in the event the date falls within a blackout period, to a day 30 days after the next open trading window, but in no case ever beyond the Term/Expiration Date) and (ii) the Term/Expiration Date (the “Exercise Deadline”), subject to earlier forfeiture. Earned shares which are not exercised by the Exercise Deadline will be forfeited for no consideration.

Notwithstanding anything to the contrary, upon Mr. Walrath’s Non-Qualifying Termination (as defined below), any unexercised earned shares subject to the Retention Requirement will immediately be forfeited and any exercised earned shares will be subject to repurchase by the Company pursuant to the terms of the CEO Performance Award.

For purposes hereof, (i) a “Non-Qualifying Termination” means Mr. Walrath’s voluntary termination of employment as CEO (other than due to death or disability or a Qualifying Termination (as defined below)) or Mr. Walrath’s termination for cause; and (ii) a “Qualifying Termination” means (a) the termination of Mr. Walrath’s status as CEO by the Company other than for cause and other than due to Mr. Walrath’s death or disability, or (b) Mr. Walrath’s resignation for good reason.

Retention Requirement and Repurchase Option
Earned shares will be released from the Retention Requirement on the following schedule, in each case subject to Mr. Walrath’s continued status as CEO through the applicable date:

 (i)
for tranches 1 through 8, 1/3rd on each of the first, second, and third anniversaries of the Achievement Date; and

 (ii)
for tranches 9 through 14, every six months following the Achievement Date through the date that is 18 months after the Achievement Date.

Notwithstanding the above, no Retention Requirement will extend beyond the date that is 30 days prior to the Term/Expiration Date of the CEO Performance Award (the “Outside Release Date”).

Further, the Board reserves the right to waive any outstanding Retention Requirement in effect as of the Term/Expiration Date of the CEO Performance Award or reduce the duration of the Retention Requirement to an earlier date than the Outside Release Date. Any earned shares (whether or not exercised) that would otherwise remain subject to the Retention Requirement after the Outside Release Date will be released from the Retention Requirement on the Outside Release Date. In no event will Mr. Walrath forfeit any earned shares, or any value in earned shares, because the Retention Requirement would otherwise extend beyond the Term/Expiration Date, and Mr. Walrath will not be required to exercise any earned shares while they remain subject to the Retention Requirement.

Award Term	Details

If Mr. Walrath exercises any earned shares subject to the Retention Requirement (“Restricted Shares”), such Restricted Shares will not be transferable and will be subject to repurchase by the Company or its assignee upon any Non-Qualifying Termination (the “Repurchase Option”) at a price per share equal to the exercise price per share (the “Repurchase Price”). Restricted Shares will be released from the Repurchase Option in accordance with the same schedule as the earned shares are released from the Retention Requirement. Any Restricted Shares which have not been released from the Repurchase Option as of the date the Repurchase Option is exercised are “Unreleased Shares.” The Board may exercise the Repurchase Option as to any or all of the Unreleased Shares by providing notice to Mr. Walrath at any time after Mr. Walrath ceases to be CEO as a result of a Non-Qualifying Termination, but the Repurchase Option will be deemed to have been automatically exercised as to all Unreleased Shares at 5:00 p.m. (Eastern time) on the date that is 60 days following the date Mr. Walrath ceases to be CEO as a result of a Non-Qualifying Termination, unless the Board expressly declines in writing to exercise its Repurchase Option prior to such time. The Company may pay the Repurchase Price by any method of payment permissible under applicable laws. For the avoidance of doubt, the Repurchase Option is an election and not mandatory.

Upon exercise, Restricted Shares will be deposited with an escrow holder designated by the Company, including with the Company’s designated captive broker with stop-transfer instructions (the “Escrow Holder”) and will be held by the Escrow Holder until such Restricted Shares are released from the Repurchase Option or until Mr. Walrath ceases to be CEO. While Restricted Shares are held by the Escrow Holder, Mr. Walrath will have all rights of a stockholder with respect to them, including the right to vote and to receive dividends and other distributions (with any distribution of Shares or other securities held in escrow subject to the same restrictions). Upon Mr. Walrath’s Non-Qualifying Termination as CEO, the Escrow Holder will take all steps necessary to execute the exercise of the Repurchase Option, so long as it is economically sensible to do so as determined by the Board.

Employment Requirement for Continued Vesting
Achievement of the Performance Requirement and the release of the Retention Requirement are contingent upon Mr. Walrath remaining continuously in service as CEO, except as described below. Unless the Board provides otherwise, the CEO Performance Award will cease to become exercisable or vest during any unpaid leave of absence (other than a leave due to Mr. Walrath’s physical or mental illness or incapacity, as determined by a physician selected by the Company and reasonably acceptable to Mr. Walrath or Mr. Walrath’s legal representative, during which the CEO Performance Award will continue to be earned, vest and be released from the Retention Requirement in accordance with the terms thereof). Mr. Walrath will not cease to be an employee of the Company in the case of any leave of absence approved by the Board.

Death or Disability
If, during the performance period, Mr. Walrath ceases to be CEO due to his death or disability, then with respect to any tranche for which the Performance Requirement has not already been achieved, (i) shares subject to any such tranche for which the Termination Price (as defined below) is at least equal to the target price of the tranche will become earned shares and (ii) shares subject to the first successive tranche following the above tranche(s) in prong (i) will become earned shares, but only if and to the extent the aggregate number of earned shares under the CEO Performance Award is 5,000,000 shares or less, after the application of prong (ii). All earned shares will be deemed to have vested as of immediately prior to the termination of Mr. Walrath’s status as CEO due to death or disability and not be subject to the Retention Requirement. Any shares that do not become earned shares or vest pursuant to the terms hereof will be forfeited automatically, for no consideration, as of the date of Mr. Walrath’s termination of status as CEO due to death or disability.

Award Term	Details

For purposes hereof, “Termination Price” means the highest closing price of the shares over the 30 trading days immediately preceding Mr. Walrath’s termination of status as CEO (or, in the case of a termination due to disability, the 30 trading days immediately preceding the onset of the incapacity giving rise to such disability, if that produces a higher price), as reported on the New York Stock Exchange.

Qualifying Termination
If, during the performance period, Mr. Walrath ceases to be CEO due to a Qualifying Termination, then with respect to any tranche for which the Performance Requirement has not already been achieved, shares subject to any such tranche for which the Termination Price is at least equal to the target price of the tranche will become earned shares. Further, the following number of shares will become earned shares, provided that in no event may the aggregate number of earned shares under the CEO Performance Award be greater than 11,000,000 shares: (i) if Compounded IRR (as defined in the CEO Performance Award, assuming a $7.00 per share closing price as of the Date of Grant) is at least 15% but less than 25%, then an additional 250,000 shares; or (ii) if Compounded IRR is at least 25%, then an additional 1,000,000 shares.

All earned shares will be deemed to have vested as of immediately prior to Mr. Walrath’s Qualifying Termination and not be subject to the Retention Requirement, subject to Mr. Walrath executing and not revoking, within 60 days following the Qualifying Termination, a mutual release of claims in a customary form reasonably acceptable to Mr. Walrath, which will not impose any restrictive covenant or other obligation on Mr. Walrath beyond those in effect immediately prior to the Qualifying Termination. Any shares that do not become earned shares or vest pursuant to the terms hereof will be forfeited automatically, for no consideration, as of the date of Mr. Walrath’s Qualifying Termination, except as provided below.

If a Qualifying Termination occurs (i) within 6 months prior to a change in control or (ii) at any time after the execution of a definitive agreement for a transaction that results in a change in control, then any shares that would otherwise be forfeited will remain outstanding (but will not be exercisable) until the earlier of 6 months after the Qualifying Termination (or, if later, the termination or consummation of any such definitive agreement executed within such 6-month period) and the consummation of such change in control, and upon such change in control, the terms of the “Change in Control” section below will apply as though Mr. Walrath had remained CEO through the date of the change in control. Any such shares that do not become earned shares hereunder will be forfeited automatically, for no consideration, at the end of such period.

Change in Control
If a change in control occurs during the performance period and if Mr. Walrath remains as CEO through the date of such change in control, then with respect to any tranche for which the Performance Requirement has not already been achieved, shares subject to any such tranche for which the CIC Price (as defined below) is at least equal to the target price of the tranche will become earned shares. All earned shares will be deemed to have vested as of immediately prior to the change in control and not be subject to the Retention Requirement. Any shares that do not become earned shares or vest pursuant to the terms hereof will be forfeited automatically, for no consideration, as of the date of the change in control.

Except as otherwise set forth in the CEO Performance Award, any earned shares subject to the CEO Performance Award will be treated as set forth in the definitive transaction agreement entered into by the Company with respect to such change in control; provided that, unless the CEO Performance Award is assumed or substituted

Award Term	Details

by the acquirer with an award that preserves its intrinsic value and terms and is immediately exercisable for freely tradeable securities, each earned share that is unexercised as of the change in control will be cancelled in exchange for a payment equal to the excess of the CIC Price over the exercise price, payable at the same time and in the same form as the consideration paid to holders of the Company’s common stock (including, on the same terms, any contingent or deferred consideration).

For purposes hereof, “CIC Price” means the price per share paid to holders of the Company’s common stock in a change in control (including the fair market value of any non-cash consideration and the reasonably expected value of any contingent or deferred consideration), as determined by the Board in good faith. In no event shall the CIC Price used to determine earned shares be higher than the consideration received by common stockholders in the change in control.

Exercise Methods	Cash; check; and Mr. Walrath’s choice of either of a cashless exercise or net exercise with the specific method determined by the Board.
Impact on Future Compensation
The CEO Performance Award is currently intended to serve as sufficient equity compensation for Mr. Walrath for the 10-year period following the grant date. If the Board exercises its discretion to provide additional equity compensation to Mr. Walrath prior to the 10th anniversary of the grant date, then such equity compensation will be subject to stock price vesting hurdles in excess of the target price for tranche 14 of the CEO Performance Award, which is $88.08 per share.

Administration
The CEO Performance Award will be administered by the Board, acting solely through its members (excluding Mr. Walrath) who are independent under the listing standards of the New York Stock Exchange. The Board has the power to interpret the CEO Performance Award and to adopt rules for its administration, interpretation, and application.

Adjustment
In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares, other securities, or other property), stock split, reverse stock split, or spin-off, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the CEO Performance Award, will adjust the number and class of shares that may be delivered under the CEO Performance Award and/or the number, class, and price of shares covered by the CEO Performance Award (including the target prices and the number of shares subject to each tranche).

Amendment	Amendments to the CEO Performance Award can be made only in an express written contract executed by a duly authorized officer of the Company following Board approval.

Why the Board Recommends Approving the CEO Performance Award
We have continued adjusting our compensation philosophy and practices, shifting from pure time-based awards to pure performance and/or performance plus time-based awards. We believe this shift allows us to better balance the goal of lowering our stock-based compensation while providing long-term incentives for our key employees that align with creating value for our stockholders. With its performance-based tiered vesting conditions and multi-year retention requirements, whose achievements are contingent upon Mr. Walrath remaining continuously in service as CEO (outside of certain narrow exceptions), the CEO Performance Award incentivizes and rewards Mr. Walrath for long-term corporate performance based on the value of our common stock, thereby aligning the interests of Mr. Walrath with those of our stockholders. The grant of the CEO Performance Award is also consistent with our historical practice of delivering Mr. Walrath’s equity compensation in the form of performance-based awards, followed by the performance-based restricted stock unit awards granted in March 2022, January 2024, March 2025 and April 2026. Further, the CEO Performance Award is currently intended to serve as sufficient equity compensation for Mr. Walrath for the 10-year period following the grant date, providing continuity of leadership and visibility into our future executive compensation practices without the need for additional or periodic equity award grants. If the Board exercises its discretion to provide additional equity compensation to Mr. Walrath prior to the 10th anniversary of the grant date, then such equity compensation will be subject to stock price vesting hurdles in excess of the target price for tranche 14 of the CEO Performance Award, which is $88.08 per share.
Potential Value that Could be Realized under the CEO Performance Award
It is not possible to reliably estimate the value that could be realized under the CEO Performance Award because that value depends on the extent of the achievement of target price tranches, the amount of dilution the Company experiences, and the change in the value of the Company over the course of the 10-year term of the CEO Performance Award. The more dilution, the less value that Mr. Walrath will realize. While the Company has no way of predicting either future changes in the value of the Company or how much dilution there will be, some amount of future dilution is a certainty, whether due to additional issuances of equity as part of (i) regular compensation awards to the Company’s employees, (ii) capital-raising activities, or (iii) mergers or acquisitions. Thus, it is not possible to know the actual value that Mr. Walrath will realize from the CEO Performance Award.
Nevertheless, the table below depicts the maximum theoretical value, both in dollar value and as a percentage of total value created, that could be realized by Mr. Walrath and the Company’s stockholders. This table only takes into account the fully diluted share count as of September 30, 2026, plus the 11,000,000 shares subject to the CEO Performance Award. It also assumes that all 11,000,000 shares subject to the CEO Performance Award are earned and vested, and that all such shares are exercised at the highest target price of $88.08 per share for tranche 14. Importantly, this table does not take into account any other future dilutive events over the next ten years even though such events may occur. Accordingly, this table should only be used for illustration purposes, recognizing that future dilutive events, a lower stock price at exercise, the failure to achieve one or more tranches, or the Company’s repurchase of any portion of the Unreleased Shares would significantly decrease the maximum value that Mr. Walrath would realize from the award over the various scenarios, both in dollar value and as a percentage of total value created.

Tranche	Stock Price Goal	P&L Cost of CEO Compensation (in millions)(1)	CEO Value Realized (in millions)(2)	Stockholder Value Realized (in millions)(3)	% of Stockholder Value Realized by CEO with Award	% of Stockholder Value Realized by Other Stockholders
1	$21.00	$2.1	$10.5	$1,791.3	0.59%	99.41%
2	$23.45	$0.9	$16.5	$2,103.3	0.78%	99.22%
3	$26.18	$2.5	$33.6	$2,450.8	1.37%	98.63%
4	$29.24	$0.8	$44.5	$2,840.4	1.56%	98.44%
5	$32.64	$3.0	$76.9	$3,273.3	2.35%	97.65%
6	$36.45	$2.9	$117.8	$3,758.4	3.13%	96.87%
7	$40.70	$3.8	$168.5	$4,299.5	3.92%	96.08%
8	$45.45	$3.6	$230.7	$4,904.2	4.70%	95.30%
9	$50.75	$3.5	$306.3	$5,579.0	5.49%	94.51%
10	$56.66	$3.4	$397.3	$6,331.5	6.27%	93.73%
11	$63.27	$3.2	$506.4	$7,173.0	7.06%	92.94%
12	$70.65	$3.1	$636.5	$8,112.6	7.85%	92.15%
13	$78.88	$1.4	$754.7	$9,160.4	8.24%	91.76%
14	$88.08	$1.3	$891.9	$10,331.8	8.63%	91.37%

(1)
The amounts in this column represent the estimated grant date fair value of the CEO Performance Award with respect to each tranche. Stock-based compensation expense will be recognized for each tranche under the CEO Performance Award once the performance requirement with respect to the stock price goal for the tranche is achieved, over the period during which the earned shares are subject to the retention requirement, pursuant to ASC Topic 718. See “Accounting Considerations” below for additional detail. The actual P&L cost of the CEO Performance Award will not be known until the grant date for accounting purposes, which occurs only if our stockholders approve the CEO Performance Award at the Special Meeting. As a result, the amounts included in this column are estimates only based on information available as of the time of this proxy statement and may materially change.

(2)
The value realized by Mr. Walrath is equal to the number of shares earned, vested, and exercised, multiplied by the excess of the market price of the Company’s common stock at the achievement of each tranche over the Exercise Price per share.

(3)
The value realized by stockholders is equal to the estimated number of dilutive shares outstanding (determined as described above), multiplied by the excess of the market price of the Company’s common stock at the achievement of each tranche over the stock price at grant.

Potential Ownership of Securities as a Result of the CEO Performance Award
As of September 30, 2026, Mr. Walrath beneficially owned 7,786,386 shares of the Company’s common stock on a fully diluted basis. Based on 116,316,723 shares of the Company’s common stock outstanding on September 30, 2026 on a fully diluted basis, Mr. Walrath beneficially owned 6.7% of the outstanding shares of the Company’s common stock on a fully diluted basis.
For illustration purposes only, if all 11,000,000 shares of common stock subject to the CEO Performance Award were to become fully earned, vested, exercised, outstanding and held by Mr. Walrath, estimated dilution as a result of potential exercises or conversions from the existing employee equity pool were taken into account, and there were no other dilutive events of any kind, Mr. Walrath would beneficially own 14.8% of the outstanding shares of the Company’s common stock on a fully diluted basis.
However, except as indicated above, this calculation does not account for any future dilutive events over the next ten years, such as the issuance of additional equity as compensation to employees, as consideration for mergers and acquisitions, or for capital-raising activities, which would have the effect of diluting Mr. Walrath’s ownership of the Company common stock, nor does it account for any sales of the Company’s common stock that Mr. Walrath will likely have to make in order to pay required taxes upon the exercise of stock options. Therefore, it is impossible to provide the exact or true percentage of Mr. Walrath’s future total ownership of the Company common stock upon the earning and vesting of the CEO Performance Award. Given that some amount of dilution and/or stock sales to cover required tax payments will occur, we believe that Mr. Walrath’s future potential ownership of the Company common stock will be less than 14.8% if 100% of the CEO Performance Award were to be earned or vested.
Accounting Considerations
The Company follows FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) for its stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. Pursuant to ASC Topic 718, this calculation cannot be made for the CEO Performance Award prior to the date on which it is approved by the Company’s stockholders, which will be the “grant date” for accounting purposes. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the requisite service period. Because the CEO Performance Award is subject to both the Performance Requirement and the Retention Requirement, pursuant to ASC Topic 718, the Company expects to recognize stock-based compensation expense for each tranche from the grant date through the applicable retention periods for that tranche, subject to Mr. Walrath continuing to provide service as CEO.
For illustrative purposes only, and using the closing stock price of $6.93 on the October 9, 2026 record date, the Company expects that the grant date fair value of the CEO Performance Award will be approximately $35.4 million. The stock-based compensation expense for the CEO Performance Award would be recognized over the requisite service period applicable to each tranche upon achievement thereof, as described above. At this time, the amount of stock-based compensation expense we ultimately recognize related to the CEO Performance Award could differ materially from these estimates.
Federal Income Tax Considerations
The following is a brief summary of certain of the federal income tax consequences of the CEO Performance Award based on federal income tax laws in effect on September 30, 2026. The following summary assumes that Mr. Walrath remains a U.S. taxpayer. This summary is not intended to be exhaustive and does not describe, among other things, state, local or non-U.S. income and other tax consequences. The specific tax consequences to Mr. Walrath will depend upon his future individual circumstances.
Mr. Walrath will not recognize taxable income with respect to the CEO Performance Award at the time of grant nor will he have taxable income from stockholder approval of the award, if such approval occurs. Restricted Shares will remain subject to the Company’s Repurchase Option at the exercise price and will be held in escrow until released from the Retention Requirement. Unless Mr. Walrath files an election under Section 83(b) of the Code within 30 days following exercise, he will recognize ordinary income upon the release of the Restricted Shares from the Retention Requirement in an amount equal to the fair market value of the shares on the date of release less the exercise price paid. If Mr. Walrath timely files a Section 83(b) election, he will instead recognize ordinary income at the time of exercise in an amount equal to the difference between the exercise price paid and the fair market value of the shares on the date of exercise (determined without regard to the Retention Requirement). If Mr. Walrath exercises earned shares after they have been released from the Retention Requirement, then Mr. Walrath will recognize ordinary income at exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price paid. Any taxable income recognized by Mr. Walrath in connection with the CEO Performance Award will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares should be capital gain or loss. Subject to the $1,000,000 deduction limitation of Section 162(m) of the Code, the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by Mr. Walrath. The Company expects that Mr. Walrath always will be a “covered employee” for purposes of Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, and, as a result, in any given year in which Mr. Walrath recognizes income in connection with the CEO Performance Award (whether upon exercise or, absent a Section 83(b) election, upon the release of Restricted Shares from the Retention Requirement), the Company will be able to take a tax deduction of only $1,000,000 or less, regardless of the amount of compensation recognized by Mr. Walrath in connection with the CEO Performance Award.
New Plan Benefits

	Number of Shares	Estimated Grant Date Fair Value
Michael Walrath Chief Executive Officer	11,000,000	$35,386,595
Darryl Bond Chief Financial Officer	—	—
Ho Shin General Counsel	—	—
All executive officers, as a group	11,000,000	$35,386,595
All directors who are not executive officers, as a group	—	—
All employees who are not executive officers, as a group	—	—

Registration with the Securities and Exchange Commission
If the CEO Performance Award is approved by stockholders, we expect to file as soon as practicable after the Special Meeting a Registration Statement on Form S-8 with the Securities and Exchange Commission to register the additional number of shares of common stock that will be issuable pursuant to the award.
Required Vote
The approval of the CEO Performance Award requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal.
Recommendation of our Board of Directors
The Board of Directors unanimously recommends (with Mr. Walrath abstaining) a vote “FOR” the approval of the CEO Performance Award.

ITEM 2 — Approval of one or more Adjournments of the Special Meeting, if necessary, to Solicit Additional Proxies if there are Insufficient Votes at the Time of the Special Meeting to Approve Proposal No. 1
The Company is asking its stockholders to approve a proposal for one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if we have not obtained sufficient affirmative stockholder votes to approve Proposal No. 1. If our stockholders approve this proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, and use the additional time to solicit additional proxies. If, at the Special Meeting, the number of shares present in person (including virtually) or by proxy and voting in favor of Proposal No. 1 is not sufficient to approve the proposal, then we may move to adjourn the Special Meeting in order to enable our directors, officers and employees to solicit additional proxies for the adoption of Proposal No. 1. In that event, we will ask our stockholders to vote only upon Proposal No. 2 and not Proposal No. 1.
Proposal No. 2 relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to approve Proposal No. 1. The Company retains full authority to the extent set forth in the Current Certificate and its Current Bylaws to adjourn the Special Meeting for any other purpose, or to postpone the Special Meeting before it is convened, without the consent of any stockholder.
Required Vote
Proposal No. 2 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Special Meeting and entitled to vote on this matter. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.
Recommendation of our Board
The Board of Directors unanimously recommends a vote “FOR” the approval of one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal 1.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, no other matters are proposed to be raised at the Special Meeting other than those referred to in this proxy statement. Pursuant to our Bylaws, only such business shall be conducted at the Special Meeting as shall have been brought before the meeting by or at the direction of the board of directors, chairperson of the board of directors or our chief executive officer.

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES;
KEY METRICS
Adjusted EBITDA
In this proxy statement, we disclose Adjusted EBITDA, which is a financial measure that is not calculated in accordance with GAAP. We believe Adjusted EBITDA offers a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) (provision for) benefit from income taxes, (3) depreciation and amortization, (4) other income (expense), net, (5) stock-based compensation expense, (6) acquisition-related costs, (7) asset impairments, (8) strategic transaction costs and (9) payroll tax contingencies. Acquisition-related costs include transaction and related costs, subsequent fair value movements in contingent consideration, and compensation arrangements. Strategic transaction costs relate to third-party costs incurred in connection with Michael Walrath’s, Yext’s Chief Executive Officer and Chairman on the Board of Directors, non-binding proposal to acquire all outstanding shares. Payroll tax contingencies are related to a state payroll withholding tax audit settled in the first half of fiscal 2027 that are not expected to recur. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance.
We use Adjusted EBITDA in conjunction with traditional GAAP net income (loss) as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, our Adjusted EBITDA should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
Adjusted EBITDA may be limited in its usefulness because it does not provide a complete measure of our operating performance. We compensate for this limitation by providing a reconciliation of Adjusted EBITDA to the most closely related GAAP financial measure. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with GAAP net income.
The following table provides a reconciliation of GAAP net income to Adjusted EBITDA:

(in thousands)	Fiscal year ended January 31, 2026
GAAP net income	$37,871
Interest expense (income), net	3,719
Provision for (benefit from) income taxes	2,255
Depreciation and amortization	26,986
Other expense (income), net	704
Stock-based compensation expense	48,711
Acquisition-related costs	(25,416)
Asset impairments	8,552
Strategic transaction costs	1,811
Payroll tax contingencies	2,105
Adjusted EBITDA	$107,298

Annual Recurring Revenue
We also discuss Annual Recurring Revenue, or ARR, which is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment. We calculate usage by annualizing monthly amounts in excess of contractual minimum commitments in the current month. Contracts include portions of professional services contracts that are recurring in nature.
A-1

ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provide insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
A-2

APPENDIX B: CEO PERFORMANCE AWARD
YEXT, INC.
STAND-ALONE STOCK OPTION AGREEMENT
NOTICE OF STOCK OPTION GRANT

Participant:	Michael Walrath

Participant has been granted an Option to purchase Common Stock of Yext, Inc. (the “Company”), subject to the terms and conditions of this Stand-Alone Stock Option Agreement (including all attached exhibits, the “Agreement”) and stockholder approval, as follows:

Date of Grant	October 11, 2026

Number of Shares Granted	11,000,000 (for the avoidance of doubt, the maximum number of Shares that can be earned under this Agreement is 11,000,000 Shares)

Exercise Price per Share	$7.00

Total Exercise Price	$77,000,000.00

Type of Option	Nonstatutory Stock Option

Performance Period	For Tranche 1: Date of Grant through the 5-year anniversary of the Date of Grant

For Tranches 2-6: Date of Grant through the 7-year anniversary of the Date of Grant

For Tranches 7-14: Date of Grant through the 10-year anniversary of the Date of Grant

Term/Expiration Date	10-year anniversary of the Date of Grant

Vesting Schedule:
This Option will become exercisable and vest, in whole or in part, in accordance with Exhibit B attached hereto and incorporated herein.
It is understood by the parties that this Option is currently intended to serve as sufficient equity compensation to Participant for the 10-year period following the Date of Grant. If the Board exercises its discretion to provide additional equity compensation to Participant prior to the 10 year anniversary of the Date of Grant, then such equity compensation will have stock price vesting hurdles in excess of those in Tranche 14.
By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of this Agreement, including exhibits hereto, all of which are made a part of this document. Participant has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Participant hereby agrees to accept as binding, conclusive and final (subject to Section 18 of Exhibit A) all decisions or interpretations of the Administrator upon any questions relating to this Agreement. Participant further agrees to notify the Company upon any change in the residence address from the address set forth in the Company’s human resources system.

PARTICIPANT	YEXT, INC.

/s/ Michael Walrath	/s/ Ho Shin
Signature	By

Michael Walrath	General Counsel
Print Name	Title

EXHIBIT A
TERMS AND CONDITIONS OF STOCK OPTION GRANT
1. Definitions. As used in this Agreement, the following definitions will apply. Capitalized terms used in this Agreement and not defined in this Section 1 have the meanings given to them in the Notice of Stock Option Grant (“Notice of Grant”) or Exhibit B.
(a) “Administrator” means the Board, acting solely through its members (excluding Participant) who are independent under the listing standards of the Primary Exchange.
(b) “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.
(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where the Option is granted.
(d) “Board” means the Board of Directors of the Company.
(e) “Change in Control” means the occurrence of a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this definition, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this definition. For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities.
A Change in Control will also occur upon the consummation of a sale, lease or other disposition of all or substantially all of the Company’s assets (“Asset Sale”), other than to an entity at least fifty percent (50%) of the total voting power of which is owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of the Company’s voting stock immediately prior to such disposition; provided, however, an Asset Sale will require a distribution payment to stockholders of the proceeds payable in the Asset Sale and the distribution payment to stockholders will be the basis of determining the CIC Price (as defined in Exhibit B).
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Common Stock” means the common stock of the Company.
(h) “Company” means Yext, Inc., a Delaware corporation, or any successor thereto.
(i) “Director” means a member of the Board.
(j) “Disability” means Participant’s inability, due to physical or mental illness or incapacity, to perform the essential functions of CEO, with or without reasonable accommodation, for one hundred twenty (120) consecutive days or one hundred eighty (180) days in any twelve (12)-month period, as determined by a physician selected by the Company and reasonably acceptable to Participant or Participant’s legal representative.
(k) “Employee” means any person, including Officers and Directors, providing services as an employee of the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(ii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
(n) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(o) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code in relation to the Company.
(p) “Share” means a share of the Common Stock, as adjusted in accordance with Section 7 below.
(q) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code in relation to the Company.
2. Grant of Option. The Company hereby grants to the Participant named in the Notice of Grant (“Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Agreement.
3. Vesting Schedule. The Option awarded by this Agreement will become exercisable and vest in accordance with the provisions set forth in Exhibit B. Shares scheduled to become exercisable or vest on a certain date or upon the occurrence of a certain condition will not become exercisable or vest in accordance with any of the provisions of this Agreement, unless Participant will have been continuously CEO from the Date of Grant until the date such event occurs, except as otherwise expressly provided in Exhibit B.
4. Exercise of Option.
(a) Right to Exercise. The Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Agreement, including Exhibit B. The Option may not be exercised for a fraction of a Share.
(b) Method of Exercise. The Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit C (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of this Agreement. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. The Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.
(c) Issuance of Shares. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 7 below.
5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:
(a) cash;
(b) check;
(c) with respect to any Earned Shares, whether or not subject to a Retention Requirement (as set forth in Section 3 of Exhibit B), at Participant’s election and at any time, either (i) a broker-assisted cashless exercise, with which the Company will cooperate, or (ii) a net exercise, in which the Company withholds from the Shares otherwise issuable upon exercise a number of Shares having a Fair Market Value equal to the aggregate Exercise Price (a “Net Exercise”); provided that, with respect to Earned Shares subject to the Retention Requirement, no more Shares may be sold or withheld than are necessary to pay the aggregate Exercise Price and related tax withholding, and the remaining Shares issued upon exercise will be Restricted Shares (for clarity, Participant will have a choice of either an exercise under this Section 5(c)(i) or 5(c)(ii), but the Board decides which of the two procedures will be undertaken); the following principles apply to this Section 5(c): (1) the Board cannot be forced to allow a Net Exercise under clause (ii); (2) if the Board decides that a cashless exercise under clause (i) is permitted, such an exercise can occur (x) in an open trading window where Participant does not hold any material non-public information or (y) at any time pursuant to a valid 10b5-1 plan; (3) if the 5th anniversary of the date on which such Share became an Earned Share falls within a blackout period, then this date will be automatically extended to a day 30 days after the next open trading window, but in no case ever beyond the Term/Expiration Date; and (4) if any portion of the Option is vested and in-the-money as of the Term/Expiration Date, then it is Participant’s responsibility to ensure that there is a valid 10b5-1 plan in place to ensure a cashless exercise); or
(d) surrender of other Shares which have a Fair Market Value on the date of surrender equal to the “aggregate Exercise Price of the Exercised Shares”, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company and any such Shares used as currency to exercise had been held by Participant for at least six (6) months. For purposes of this Section 5(d), Fair Market Value of surrendered Shares is equal to the average 10-trading day closing price of such Shares as of the trading day before the date of surrender. The “aggregate Exercise Price of the Exercised Shares” will be the total cost of the exercise price of Shares that Participant intends to exercise.
6. Leave of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, the Option will cease to become exercisable or vest during any unpaid leave of absence (other than a leave due to Participant’s physical or mental illness or incapacity, as determined by a physician selected by the Company and reasonably acceptable to Participant or Participant’s legal representative, during which the Option will continue to be earned, vest and be released from the Retention Requirement in accordance with its terms). Participant will not cease to be an Employee in the case of any leave of absence approved by the Board.
7. Adjustments; Dissolution or Liquidation; Change in Control.
(a) Adjustments. In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), stock split, reverse stock split, or spin-off, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will adjust the number and class of Shares that may be delivered under this Agreement and/or the number, class, and price of Shares covered by the Option such that the benefit or potential benefits intended to be made available under this Agreement remain the same after such event as they were before such event.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.
(c) Change in Control. In the event of a Change in Control, the Option will be treated as set forth in Exhibit B.
8. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
9. Forfeiture Events. The Option will be subject to recoupment under the Company’s current Compensation Recovery Policy and any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. No other clawback, recovery or recoupment provision will apply to the Option or any Shares issued under this Agreement except to the extent required by Applicable Laws. Unless this Section 9 is specifically mentioned and waived in another document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary, or Parent of the Company.
10. Tax Obligations.
(a) Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Participant (and no exercised Unreleased Shares (as defined in Exhibit B) subject to the Retention Requirement will be released from the Repurchase Option), unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment, social insurance, payroll and other taxes which the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its sole discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash (including cash from the sale of Shares issued to the Participant at exercise, including Shares subject to the Retention Requirement to the extent permitted by Section 5(c)), (ii) electing to have the Company withhold otherwise deliverable Shares (including Restricted Shares) having a fair market value equal to the amount required to be withheld (up to the maximum statutory rate) or (iii) delivering to the Company already-owned Shares having a fair market value equal to the amount required to be withheld; provided, however, that the Administrator can not require Participant to pay cash for tax withholding without an ability to make a same-day sale to cover exercise price and taxes or a net issuance as provided in clause (ii), and Participant will not be deemed to have an ability to make a same-day sale at any blackout period described in the last proviso of Section 5(c) unless Participant has a valid 10b5-1 plan in place. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld. If withholding or accepting delivery of Shares under clauses (ii) or (iii) above will result in adverse accounting consequences to the Company, then the Administrator may choose to not permit such withholding or delivery.
(b) Code Section 409A. Under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to Participant. Participant acknowledges that the Company cannot guarantee and has not guaranteed that the IRS will agree that the Exercise Price per Share of the Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with an Exercise Price per Share that was less than the Fair Market Value of a Share on the Date of Grant, Participant will be solely responsible for Participant’s costs related to such a determination. To the extent the Option, or the settlement or deferral thereof, is subject to Code Section 409A, the Option will be paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.
11. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
12. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS CEO AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS CEO FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS CEO AT ANY TIME, WITH OR WITHOUT CAUSE.
13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Yext, Inc., 61 Ninth Avenue, New York, NY 10011, or at such other address as the Company may hereafter designate in writing.
14. Non-Transferability of Option. The Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.
15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares to, Participant (or his estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.
17. Stockholder Approval. The Option and this Agreement will be subject to approval by the stockholders of the Company within twelve (12) months after the Date of Grant; if stockholder approval is not attained, then this Option will forfeit in its entirety. No portion of the Option may be exercised unless stockholder approval is obtained. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

18. Administrator Authority. The Administrator will have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons, except that any determination regarding Cause or Good Reason will be subject to de novo review in any arbitration under Section 24. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.
19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Option by electronic means or request Participant’s consent to this Agreement by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to this Agreement being administered through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
21. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Nothing in this Agreement modifies, limits or otherwise affects any equity award granted to Participant before the Date of Grant, each of which remains in effect in accordance with its terms. Participant expressly warrants that he is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company following Board approval. Notwithstanding anything to the contrary in this Agreement, the Company, following Board approval, reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with the Option.
23. Governing Law. This Agreement will be governed by the laws of New York, without giving effect to the conflict of law principles thereof.
24. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. THE ARBITRATION SHALL BE BEFORE A SINGLE ARBITRATOR WHO SHALL BE A FORMER FEDERAL OR STATE COURT JUDGE. PARTICIPANT AGREES THAT PARTICIPANT MAY ONLY BRING ANY SUCH ARBITRATION IN PARTICIPANT’S INDIVIDUAL CAPACITY. SUCH ARBITRATION WILL OCCUR IN NEW YORK COUNTY, BEFORE JAMS UNDER ITS APPLICABLE RULES AND PROCEDURES (“JAMS RULES”) AND NEW YORK LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEW YORK LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL NEW YORK LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH NEW YORK LAW, NEW YORK LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE WRITTEN, FINAL, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT

THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. IN THE EVENT THAT JAMS FAILS, REFUSES, OR OTHERWISE DOES NOT ENFORCE THE AFOREMENTIONED ARBITRATION COSTS SHARING PROVISION, EITHER PARTY MAY COMMENCE AN ACTION TO RECOVER SUCH AMOUNTS AGAINST THE NON-PAYING PARTY IN COURT AND THE NON-PAYING PARTY SHALL REIMBURSE THE MOVING PARTY FOR THE ATTORNEYS’ FEES AND COSTS INCURRED IN CONNECTION WITH SUCH ACTION. THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

EXHIBIT B
VESTING AND EXERCISE SCHEDULE
The following terms will apply to the Option. Unless otherwise defined herein, capitalized terms will have the meanings set forth in the Stand-Alone Stock Option Agreement to which this Exhibit B is attached.
1. Vesting. The Shares subject to the Option are subject to dual requirements, the Performance Requirement (as described in Section 2) that is required to be satisfied in order to exercise a given Tranche and a Retention Requirement (as described in Section 3) that is required to release the Shares in a given Tranche from the Repurchase Option (as defined below), each of which must be achieved in order for a Share to be free of restrictions.
2. Performance Requirement.
(a) Performance Tranches. Shares subject to the Option are divided into 14 tranches (each, a “Tranche”) as set forth in Table 1 below. If the Target Price (as set forth in Table 1) for a Tranche is certified as achieved during the Performance Period in accordance with this Section 2 (the “Performance Requirement”), then the Shares subject to such Tranche will become eligible to be exercised (“Earned Shares”), subject to the restrictions of the Retention Requirement, except as otherwise set forth in Sections 4, 5 and 6. No Share may become an Earned Share more than once and the total number of Earned Shares under the Option may not exceed the Number of Shares Granted, as set forth in the Notice of Grant.
Table 1

Tranche	Target Price*	Number of Shares Subject to Tranche*
1	$21.00	750,000
2	$23.45	250,000
3	$26.18	750,000
4	$29.24	250,000
5	$32.64	1,000,000
6	$36.45	1,000,000
7	$40.70	1,000,000
8	$45.45	1,000,000
9	$50.75	1,000,000
10	$56.66	1,000,000
11	$63.27	1,000,000
12	$70.65	1,000,000
13	$78.88	500,000
14	$88.08	500,000

*	Subject to adjustment pursuant to capitalization changes (e.g., stock-split, reverse stock split) set forth in Section 7 of Exhibit A of the Agreement.
(b) Achievement of Target Price. The Performance Requirement for a Tranche will be achieved upon Certification (in accordance with this Section 2) of achievement during the Performance Period of both of the following, subject to Participant’s continued status as CEO through the Achievement Date (and Certification may occur after the end of the Performance Period so long as the Achievement Date occurs during the Performance Period):
(i) The Average Stock Price is at least equal to the applicable Target Price over 180 consecutive calendar days (such period following achievement, the “180-Day Achievement Period”); and
(ii) The Average Stock Price is at least equal to the applicable Target Price over 30 consecutive calendar days during the period commencing on the 30th calendar day prior to the completion of the applicable 180-Day Achievement Period and ending 3 years following the end of the applicable 180-Day Achievement Period.
Achievement of the Average Stock Price in both Sections 2(b)(i) and 2(b)(ii) is considered “Stock Price Achievement.”

(c) Certification of Achievement. The Administrator may rely on a 3rd party equity accounting specialist to track achievement against the applicable Target Prices. The Administrator will determine and certify in writing (a “Certification” and the calendar date that the Stock Price Achievement was satisfied, the “Achievement Date”) whether a Target Price has achieved Stock Price Achievement with respect to any Tranche. Each Certification will be made within ten (10) business days after the Achievement Date, will be ministerial and will be effective as of the Achievement Date, and Shares subject to the applicable Tranche will become Earned Shares as of the Achievement Date.
(d) Exercise of Earned Shares Subject to Restrictions. Following Certification, any Earned Shares will become exercisable subject to the Retention Requirement and the related Repurchase Option (as defined below). Any Earned Shares will be exercisable in accordance with Section 8(a).
3. Retention Requirement.
(a) Retention Period. Except as otherwise provided in Sections 4, 5 and 6 below, Earned Shares subject to a Tranche will be released from the Retention Requirement on the applicable schedule set forth below in Section 3(a)(i) and 3(a)(ii), in each case subject to Participant’s continued status as CEO through the applicable date:
(i) With respect to Tranches 1 through 8: 1/3rd of the Earned Shares will be released from the Retention Requirement on each of the first, second and third anniversaries of the Achievement Date; or
(ii) With respect to Tranches 9 through 14: 1/3rd of the Earned Shares will be released from the Retention Requirement every 6 months following the Achievement Date, through the date that is 18 months following the Achievement Date.
Notwithstanding anything herein to the contrary, the Board reserves the right to waive any outstanding Retention Requirement in effect as of the Term/Expiration Date of the Option or reduce the duration of the Retention Requirement to an earlier date than the Outside Release Date (as defined in the next sentence). Further, no Retention Requirement will extend beyond the date that is thirty (30) days prior to the Term/Expiration Date (the “Outside Release Date”). Any Earned Shares (whether or not exercised) that would otherwise remain subject to the Retention Requirement after the Outside Release Date will be released from the Retention Requirement on the Outside Release Date. In no event will Participant forfeit any Earned Shares, or any value in Earned Shares, because the Retention Requirement would otherwise extend beyond the Term/Expiration Date, and Participant will not be required to exercise any Earned Shares while they remain subject to the Retention Requirement
(b) Termination of Status as CEO. Except as otherwise provided in Sections 5 and 6 below, upon the termination of Participant’s status as CEO, the Option will terminate as to any Shares that have not become Earned Shares or have not been released from the Retention Requirement.
4. Vesting. If a Change in Control (or a “CIC”) occurs during the Performance Period and Participant remains CEO through the date of such CIC (or Section 6(e) applies), then this Section 4 will apply:
(a) CIC Price Certification. The Administrator will complete a Certification of achievement of the Target Price, based on the CIC Price, with respect to any Tranche for which the Performance Requirement has not already been achieved, and Shares subject to any such Tranche for which the CIC Price is at least equal to the Target Price will become Earned Shares. In no event shall the CIC Price used to determine Earned Shares be higher than the consideration received by common stockholders in the CIC.
(b) Vesting of Earned Shares. All Earned Shares will vest as of immediately prior to the Change in Control and not be subject to the Retention Requirement (for the avoidance of doubt, any Shares that (i) were Earned Shares and subject to a Retention Requirement and/or (ii) became Earned Shares as a result of Section 4(a) above, in each case, will no longer be subject to a Retention Requirement after the CIC).
(c) Forfeiture. Any Shares that do not become Earned Shares or vest pursuant to this Section 4 will be forfeited automatically, for no consideration, as of the date of the CIC.
(d) Treatment of Option. Except as otherwise set forth in this Section 4, any Earned Shares subject to the Option will be treated as set forth in the definitive transaction agreement entered into by the Company with respect to such CIC; provided that, unless the Option is assumed or substituted by the acquirer with an award that preserves its intrinsic value and terms and is immediately exercisable for freely tradeable securities, each Earned Share that is unexercised as of the CIC will be cancelled in exchange for a payment equal to the excess of the CIC Price over the Exercise Price, payable at the same time and in the same form as the consideration paid to holders of Common Stock (including, on the same terms, any contingent or deferred consideration).
5. Death or Disability. If, during the Performance Period, Participant ceases to be CEO due to Participant’s death or Disability, then this Section 5 will apply:
(a) Death or Disability Certification. The Administrator will complete a Certification of achievement of the Target Price, based on the Termination Price, with respect to any Tranche for which the Performance Requirement has not already been achieved and the following Shares will become Earned Shares:
(i) Shares subject to any such Tranche for which the Termination Price is at least equal to the Target Price (such Tranches, the “Primary Death and Disability Earned Tranches”), and
(ii) Shares subject to the first successive Tranche following the Primary Death and Disability Earned Tranches (with a Target Price that exceeds the Termination Price) but only if and to the extent the aggregate number of Earned Shares under the Option is 5,000,000 Earned Shares or less after application of this Section 5(a)(ii).
(b) Vesting of Earned Shares. All Earned Shares will be deemed to have vested as of immediately prior to the termination of Participant’s status as CEO due to death or Disability and not be subject to the Retention Requirement (for the avoidance of doubt, any Shares that (i) were Earned Shares and subject to a Retention Requirement and/or (ii) became Earned Shares as a result of Section 5(a) above, in each case, will no longer be subject to a Retention Requirement after such termination due to death or Disability).
(c) Forfeiture. Any Shares that do not become Earned Shares or vest pursuant to this Section 5 will be forfeited automatically, for no consideration, as of the date of Participant’s termination of status as CEO due to death or Disability.
6. Qualifying Termination. If, during the Performance Period, Participant ceases to be CEO due to a Qualifying Termination, then this Section 6 will apply:
(a) Qualifying Termination Certification. The Administrator will complete a Certification of achievement of the Target Price, based on the Termination Price, with respect to any Tranche for which the Performance Requirement has not already been achieved and the Shares subject to any such Tranche for which the Termination Price is at least equal to the Target Price will become Earned Shares.
(b) IRR Certification. The Administrator will complete a Certification of achievement of Compounded IRR (assuming a $7.00 per Share closing price as of the Date of Grant) and the following number of Shares will become Earned Shares, provided that in no event may the aggregate number of Earned Shares under the Option be greater than the total number of Shares subject to the Option:
(i) if Compounded IRR is at least 15% but less than 25%, then an additional 250,000 Shares will accelerate and become Earned Shares; or
(ii) if Compounded IRR is at least 25%, then an additional 1,000,000 Shares will accelerate and become Earned Shares.
(c) Vesting of Earned Shares. All Earned Shares will be deemed to have vested as of immediately prior to Participant’s Qualifying Termination and not be subject to the Retention Requirement (for the avoidance of doubt, any Shares that (i) were Earned Shares and subject to a Retention Requirement and/or (ii) became Earned Shares as a result of Sections 6(a) or 6(b) above, in each case, will no longer be subject to a Retention Requirement after such Qualifying Termination). Vesting under this Section 6 will be subject to Participant executing and not revoking, within sixty (60) days following the Qualifying Termination, a mutual release of claims in a customary form reasonably acceptable to Participant, which will not impose any restrictive covenant or other obligation on Participant beyond those in effect immediately prior to the Qualifying Termination.
(d) Forfeiture. Any Shares that do not become Earned Shares or vest pursuant to this Section 6 will be forfeited automatically, for no consideration, as of the date of Participant’s Qualifying Termination, except as provided in Section 6(e).

(e) Qualifying Termination Prior to a CIC. If a Qualifying Termination occurs (i) within the six (6) months prior to a CIC or (ii) at any time after the execution of a definitive agreement for a transaction that results in a CIC, then any Shares that would otherwise be forfeited under Section 6(d) will remain outstanding (but will not be exercisable) until the earlier of six (6) months after the Qualifying Termination (or, if later, the termination or consummation of any such definitive agreement executed within such six-month period) and the consummation of such CIC, and upon such CIC, Section 4 will apply as though Participant had remained CEO through the date of the CIC. Any such Shares that do not become Earned Shares under this Section 6(e) will be forfeited automatically, for no consideration, at the end of such period.
7. Forfeiture. Any Shares that are not Earned Shares as of the last day of the Performance Period for the applicable Tranche will be forfeited automatically for no consideration.
8. Exercise of Option.
(a) Exercise Period. The Option (or any portion thereof) will be exercisable when it becomes an Earned Share. Each such Earned Share with respect to any Tranche will remain exercisable only through the earlier of (i) the 5th anniversary of the date on which such Share became an Earned Share (including the date a Share becomes an Earned Share as a result of Sections 4, 5 and 6), subject to Section 5(c) of Exhibit A and (ii) the Term/Expiration Date of the Option (the “Exercise Deadline”), subject to any other situation in this Agreement where the Option may be forfeited. Earned Shares which are not exercised by the Exercise Deadline will be forfeited for no consideration. For clarity, if a Tranche of Earned Shares is subject to the Retention Requirement as of an Exercise Deadline, then to receive any value, Participant must exercise the Tranche of Earned Shares and the Retention Requirement will continue to apply to the exercised Earned Shares as set forth in Section 8(b) below, except no Retention Requirement shall exist beyond the Outside Release Date. For clarity, pursuant to Section 3(a), no Earned Shares will be subject to the Retention Requirement after the Outside Release Date.
Notwithstanding anything to the contrary, upon Participant’s voluntary termination of employment as CEO (other than due to death or Disability or a Qualifying Termination) or Participant’s termination for Cause (in either case, a “Non-Qualifying Termination”), any unexercised Earned Shares subject to the Retention Requirement will immediately be forfeited and any exercised Earned Shares will be subject to repurchase as set forth in Section 8(b) below.
(b) Exercise of Earned Shares.
(i) Repurchase Option. If Participant exercises the Option as to Earned Shares subject to the Retention Requirement (“Restricted Shares”), such Restricted Shares will not be transferable and will be subject to repurchase by the Company or its assignee upon any Non-Qualifying Termination (the “Repurchase Option”) at a price per Share equal to the Exercise Price per Share (the “Repurchase Price”). Restricted Shares will be released from the Repurchase Option in accordance with Section 3. Any Restricted Shares which have not been released from the Repurchase Option as of the date the Repurchase Option is exercised are “Unreleased Shares.” The Board may exercise the Repurchase Option as to any or all of the Unreleased Shares by providing notice to Participant at any time after Participant ceases to be CEO as a result of a Non-Qualifying Termination, but the Repurchase Option will be deemed to have been automatically exercised as to all Unreleased Shares at 5:00 p.m. (Eastern time) on the date that is 60 days following the date Participant ceases to be CEO as a result of a Non-Qualifying Termination, unless the Board expressly declines in writing to exercise its Repurchase Option prior to such time. The Company may pay the Repurchase Price by any method of payment permissible under Applicable Laws. For the avoidance of doubt, the Repurchase Option is an election and not mandatory.
(ii) Escrow. Upon exercise, Restricted Shares will be deposited with an escrow holder designated by the Company, including with the Company’s designated captive broker with stop-transfer instructions (the “Escrow Holder”) and will be held by the Escrow Holder until such Restricted Shares are released from the Repurchase Option or until Participant ceases to be CEO. While Restricted Shares are held by the Escrow Holder, Participant will have all rights of a stockholder with respect to them, including the right to vote and to receive dividends and other distributions (with any distribution of Shares or other securities held in escrow subject to the same restrictions). Upon Participant’s Non-Qualifying Termination as CEO, the Escrow Holder will take all steps necessary to execute the exercise of the Repurchase Option, so long as it is economically sensible to do so as determined by the Board. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing the Unreleased Shares to the Company upon such termination. The Escrow Holder will not be liable for any act or omission with respect to holding the Restricted Shares in escrow while acting in good faith and in the exercise of its judgment.
(iii) Tax. Participant may file a Code Section 83(b) election (“83(b) Election”) in substantially the form attached hereto as Exhibit D within 30 days following Participant’s exercise of Earned Shares subject to the Retention Requirement. If Participant does not file an 83(b) Election, then Participant will incur ordinary income equal to the Fair Market Value of the Earned Shares on the date such Shares are released from the Repurchase Option, less the Exercise Price paid for such Shares. Such ordinary income will be considered wages and subject to tax withholding and Participant must satisfy tax withholding obligations as set forth in Section 10 of Exhibit A. In no event will the Company have any liability with respect to taxes incurred by Participant in connection with the exercise of Earned Shares, the release of Restricted Shares from the Repurchase Option or exercise of the Repurchase Option. Participant agrees to indemnify the Company for any such tax liabilities which may attach to the Company by operation of Applicable Laws.
9. Definitions.
(a) “Average Stock Price” means the average closing sales price of a Share over a specified period, as reported on the Primary Exchange or such other source as the Administrator determines to be reliable.
(b) “Cause” means (i) Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud or embezzlement; (ii) Participant’s willful act of fraud, embezzlement or material dishonesty against the Company that results in material harm to the Company; (iii) Participant’s willful gross misconduct that is materially injurious to the Company; (iv) Participant’s willful unauthorized use or disclosure of the Company’s trade secrets or material proprietary information that results in material harm to the Company; (v) Participant’s willful and material breach of a material written agreement with the Company; or (vi) Participant’s failure to cooperate in good faith with a governmental investigation of the Company or its directors, officers or employees after written request by the Board. No act or omission will be “willful” if done or omitted in good faith with a reasonable belief that it was in the best interests of the Company or at the direction of the Board. A termination will be for Cause only if (A) the Board delivers to Participant written notice describing in reasonable detail the grounds for Cause, (B) for any condition that is curable, Participant fails to cure it within thirty (30) days after such notice, (C) Participant is given the opportunity, with counsel, to be heard before the Board, and (D) at least two-thirds (2/3) of the members of the Board (excluding Participant) determine that Cause exists.
(c) “CEO” means Chief Executive Officer of the Company.
(d) “CIC Price” means the price per Share paid to holders of Common Stock in a Change in Control (including the fair market value of any non-cash consideration and the reasonably expected value of any contingent or deferred consideration), as determined by the Administrator in good faith.
(e) “Compounded IRR” means the annual rate of return calculated with respect to the increase in the per Share closing price from $7.00 to the Final Stock Price over the period beginning on the Date of Grant and ending on the date of Participant’s Qualifying Termination.
(f) “Final Stock Price” means the Average Stock Price over the 180 consecutive calendar days ending on the date of Participant’s Qualifying Termination.
(g) “Good Reason” means the occurrence of any of the following without Participant’s written consent: (i) a material diminution in Participant’s title, authority, duties or responsibilities, including the appointment of a co-Chief Executive Officer or any requirement that Participant report to anyone other than the Board; (ii) a material reduction in Participant’s base salary or target annual bonus opportunity (the determination of whether a material reduction occurs will be based on a baseline base salary equal to $550,000 as of fiscal 2027, a target annual bonus opportunity equal to $550,000 as of fiscal 2027 and an annual COLA each fiscal year; provided, however, that a determination to leave such base salary and annual bonus opportunity flat in a given year shall in no event be considered a reduction); (iii) the Company’s material breach of this Agreement; or (iv) the failure of any successor to the Company to assume this Agreement in writing. A resignation will be for Good Reason only if Participant gives the Board written notice of the condition within ninety (90) days after its initial occurrence, the Company fails to cure the condition within thirty (30) days after such notice, and Participant resigns within sixty (60) days after the end of such cure period.
(h) “Primary Exchange” means the New York Stock Exchange or such other established securities exchange or national market system on which Shares primarily are listed and regularly trade.
(i) “Qualifying Termination” means (i) the termination of Participant’s status as CEO by the Company other than for Cause and other than due to Participant’s death or Disability, or (ii) Participant’s resignation for Good Reason.
(j) “Termination Price” means the highest closing price of the Shares over the 30 trading days immediately preceding Participant’s termination of status as CEO (or, in the case of a termination due to Disability, the 30 trading days immediately preceding the onset of the incapacity giving rise to such Disability, if that produces a higher price), as reported on the Primary Exchange.

EXHIBIT C
YEXT, INC.

EXERCISE NOTICE
Yext, Inc.
61 Ninth Ave
New York, New York 10011
Attention:     Stock Administration
1. Exercise of Option. Effective as of today,        ,     , the undersigned (“Purchaser”) hereby elects to purchase         shares (the “Shares”) of the Common Stock of Yext, Inc. (the “Company”) under and pursuant to the Stand-Alone Stock Option Agreement dated         (the “Agreement”). The purchase price for the Shares will be $       , as required by the Agreement.
2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.
3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Agreement and agrees to abide by and be bound by its terms and conditions.
4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 7 of the Agreement.
5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.
6. Entire Agreement; Governing Law. The Agreement, together with any exhibits thereto, is incorporated herein by reference. This Exercise Notice and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Company’s or to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of New York.

Submitted by:	Accepted by:

PURCHASER	YEXT, INC.

Signature	By

Print Name	Its

Address:

Date Received

EXHIBIT D
THE FILING OF A SECTION 83(B) ELECTION IS YOUR RESPONSIBILITY.

SEE FILING ALTERNATIVES BELOW.

YOU MUST FILE THIS ELECTION WITHIN 30 DAYS OF PURCHASING THE SHARES.

YOU (AND NOT THE COMPANY NOR ANY OF ITS ATTORNEYS OR OTHER AGENTS) ARE SOLELY RESPONSIBLE FOR APPROPRIATELY AND TIMELY FILING THIS SECTION 83(B) ELECTION WITH THE IRS, EVEN IF YOU REQUEST THAT THE COMPANY OR ITS ATTORNEYS OR OTHER AGENTS MAKE THIS FILING ON YOUR BEHALF AND EVEN IF THE COMPANY OR ITS ATTORNEYS OR OTHER AGENTS HAVE PREVIOUSLY MADE SIMILAR FILINGS ON YOUR BEHALF.

FILING ALTERNATIVES:

1. CERTIFIED MAIL: THE ELECTION CAN BE FILED BY MAILING A SIGNED ELECTION FORM BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE IRS SERVICE CENTER WHERE YOU FILE YOUR TAX RETURNS. SEE WWW.IRS.GOV. THE FORM FOR FILING THIS SECTION 83(B) ELECTION BY CERTIFIED MAIL IS ATTACHED TO THESE INSTRUCTIONS.

OR

2. ELECTRONIC FILING: THE ELECTION CAN BE FILED ELECTRONICALLY VIA FORM 15620.
SEE WWW.IRS.GOV/FORMS-PUBS/MOBILE-FRIENDLY-FORMS*
* ONLINE SUBMISSION OF THE FORM 15620 REQUIRES AN ID.ME ACCOUNT,
THE CREATION OF WHICH REQUIRES IDENTITY VERIFICATION.

ELECTION UNDER SECTION 83(B) OF THE
INTERNAL REVENUE CODE OF 1986, AS AMENDED
The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income or alternative minimum taxable income, as the case may be, for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below.
1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:	SPOUSE:
ADDRESS:

TAXPAYER IDENTIFICATION NO.:            TAXABLE YEAR:
2.	The property with respect to which the election is made is described as follows: shares (the “Shares”) of the Common Stock of Yext, Inc. (the “Company”).
3.	The date on which the property was transferred is: , .
4.	The property is subject to the following restrictions:
The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement.
5.	The Fair Market Value at the time of transfer of such property, determined without regard to any restriction other than a restriction which by its terms never lapses, is: $ .
6.	The amount (if any) paid for such property is: $ .
The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: , .
Taxpayer
The undersigned spouse of taxpayer joins in this election

Dated: , .
Spouse of Taxpayer

YEXT, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on December 21, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/YEXT2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on December 21, 2026. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T05212-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YEXT, INC.

The Board of Directors recommends you vote FOR proposals 1 and 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement and Annual Report on 10-K are available at www.proxyvote.com.

T05213-TBD

YEXT, INC.
Special Meeting of Shareholders
December 22, 2026 8:30 AM Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Darryl Bond and Ho Shin, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of YEXT, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held virtually at 8:30 AM, ET on December 22, 2026, at www.virtualshareholdermeeting.com/YEXT2026SM and any adjournment or postponement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side